Exhibit 10.1
Execution Version
FIRST LIEN CREDIT AGREEMENT
dated as of
July 1, 2011,
among
WALTER INVESTMENT MANAGEMENT CORP.,
as Borrower,
THE LENDERS PARTY HERETO
and
CREDIT SUISSE AG,
as Administrative Agent and Collateral Agent
CREDIT SUISSE SECURITIES (USA) LLC and
RBS SECURITIES INC.,
as Joint Lead Arrangers
CREDIT SUISSE SECURITIES (USA) LLC,
RBS SECURITIES INC. and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Bookrunners
THE ROYAL BANK OF SCOTLAND PLC,
as Syndication Agent
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Co-Documentation Agents

i

SCHEDULE 1.01(a)	Lenders and Commitments
SCHEDULE 1.01(b)	Lender Addresses
SCHEDULE 1.01(c)	Continuing Letters of Credit
SCHEDULE 1.01(d)	Knowledge
SCHEDULE 3.06	Litigation
SCHEDULE 3.09	Certain Tax Matters
SCHEDULE 3.11(c)	Mortgage Filing Offices
SCHEDULE 3.12	Real Property
SCHEDULE 3.14	Subsidiaries
SCHEDULE 3.17	Insurance
SCHEDULE 3.21	Existing Indebtedness
SCHEDULE 3.23	Certain Servicing Agreements
SCHEDULE 4.02(a)	List of Counsel
SCHEDULE 5.01	Reporting
SCHEDULE 6.01	Existing Liens
SCHEDULE 6.05	Existing Investments
SCHEDULE 6.11	Certain Restrictive Agreements

EXHIBIT A	Form of Borrowing Request
EXHIBIT B	Form of Intercreditor Agreement
EXHIBIT C	Form of Subsidiaries Guaranty
EXHIBIT D	Form of Pledge Agreement
EXHIBIT E	Form of Security Agreement
EXHIBIT F	Form of Intercompany Subordination Agreement
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Assignment and Acceptance
EXHIBIT I	Form of Intercompany Note
EXHIBIT J	Form of Administrative Questionnaire
EXHIBIT K	Form of Solvency Certificate
EXHIBIT L	Form of Servicing Rights Acknowledgement Agreement
EXHIBIT M	Procedures for Dutch Auction

v

FIRST LIEN CREDIT AGREEMENT dated as of July 1, 2011, among WALTER INVESTMENT MANAGEMENT CORP., a Maryland corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article 1), and CREDIT SUISSE AG, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.
The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $500,000,000 and (b) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $45,000,000. The Borrower has requested the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $22,500,000, to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries. The proceeds of the Term Loans are to be used, together with the proceeds of loans under the Second Lien Credit Agreement and cash on hand, solely to (x) pay the purchase price for the Acquisition, (y) repay all amounts outstanding under, and terminate, the Specified Credit Agreement and (z) pay related fees and expenses (including fees and expenses incurred and paid prior to the Closing Date). The proceeds of the Revolving Loans are to be used solely (x) to pay the purchase price for the Acquisition, (y) to pay related fees and expenses and (z) for working capital and general corporate purposes of the Borrower and its Subsidiaries.
The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Entity or Business” shall mean either (x) all or substantially all of the assets, or all or substantially all of the assets constituting a business, division or product line, of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor (or shall be merged with and into the Borrower or another Wholly Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving or continuing Person), but shall exclude Servicing Rights that are purchased or acquired on a stand-alone basis.

“Acquisition” shall mean the acquisition by the Borrower of the Target pursuant to the Purchase Agreement.
“Additional Security Documents” shall have the meaning assigned to such term in Section 5.12.
“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus (a) the sum (without duplication) of:
(i) the amount of all net non-cash charges or losses (including, but not limited to, depreciation, amortization, share-based non-cash compensation, deferred tax expense and non-cash interest expense) which were included in arriving at Consolidated Net Income for such period;
(ii) changes for such period in fair value of bonds payable related to consolidated variable interests related to non-recourse debt issued by any Securitization Vehicle to the extent consolidated on the balance sheet;
(iii) servicing income earned during such period for servicing of assets in any Securitization Vehicle (other than any such income attributable to a Heritage Walter Securitization Trust) to the extent consolidated on the balance sheet and carried at fair value;
(iv) principal payments received during such period by any Heritage Walter Securitization Trust from borrowers to the extent consolidated on the balance sheet;
(v) net cash proceeds received during such period from sales of REO Property by any Heritage Walter Securitization Trust to the extent consolidated on the balance sheet;
(vi) losses for such period on non-recourse assets held by any Securitization Vehicle or Heritage Walter Securitization Trust to the extent consolidated on the balance sheet; and
(vii) change for such period in fair value of servicing rights carried at fair value which were included in arriving at Consolidated Net Income for such period;
less (b) the sum of:
(i) the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period;
(ii) the amount of all cash gains on Asset Sales the Net Sale Proceeds of which were applied as a mandatory repayment of Term Loans pursuant to Section 2.13(c) or reinvested (or to be reinvested) as permitted by such Section 2.13(c) to the extent that such cash gains were included in arriving at Consolidated Net Income for such period;

(iii) changes for such period in fair value of assets related to consolidated variable interests related to non-recourse assets held by any Securitization Vehicle to the extent consolidated on the balance sheet;
(iv) gains for such period on assets held by any Securitization Vehicle or Heritage Walter Securitization Trust to the extent consolidated on the balance sheet; and
(v) principal payments during such period on Indebtedness of any Heritage Walter Securitization Trust to the extent consolidated on the balance sheet.
“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.50% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.
“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
“Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit J, or such other form as may be supplied from time to time by the Administrative Agent.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agents” shall have the meaning assigned to such term in Article 8.
“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.
“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.
“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22(a).
“Applicable Equity Issuance Prepayment Percentage” shall mean, at any time, 50%; provided that, so long as no Default or Event of Default is in existence on the date on which the applicable Equity Issuance occurs, if the Total Leverage Ratio (as set forth in the most recent officer’s certificate delivered pursuant to Section 5.01(f)) is less than or equal to 2.50:1.00, the Applicable Equity Issuance Prepayment Percentage shall instead be 25%.
“Applicable Excess Cash Flow Prepayment Percentage” shall mean, at any time, 75%; provided that, so long as no Default or Event of Default is in existence on the respective Excess Cash Flow Payment Date, if the Total Leverage Ratio (as set forth in the officer’s certificate delivered pursuant to Section 5.01(f)) for the fiscal year of the Borrower then last ended is less than or equal to 3.00:1.00, the Applicable Excess Cash Flow Prepayment Percentage shall instead be 50%.
“Applicable Margin” shall mean (a) with respect to any Eurodollar Loan, 6.25% per annum and (b) with respect to any ABR Loan, 5.25% per annum.
“Approved Takeout Investor” shall mean (i) Fannie Mae, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association and any other Government Sponsored Entity and (ii) any other Person that has a minimum stockholders’ equity of $10,000,000 (calculated in accordance with GAAP) and has been consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) and such consent has not been withdrawn.
“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Subsidiary Guarantor of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but (x) excluding sales of assets pursuant to Sections 6.02(ii), (iii), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xv), (xvi), (xvii) and (xviii) and (y) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $100,000.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit H or such other form as shall be approved by the Administrative Agent.
“Authorized Officer” shall mean the chief executive officer, president, any vice-president, secretary, any assistant secretary, treasurer, any assistant treasurer, chief operating officer or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or the treasurer of the Borrower.
“Available Amount” shall mean, on any date (the “Determination Date”), an amount equal to:
(a) the sum, without duplication, of (I) an amount equal to the aggregate Net Equity Proceeds received by the Borrower after the Closing Date pursuant to a Permitted Equity Issuance less such Net Equity Proceeds that are required to be applied to prepay Term Loans pursuant to Section 2.13(f) or to prepay loans under the Second Lien Credit Agreement pursuant to any corresponding provision thereunder plus (II) the cumulative amount equal to the remainder of (x) 100% of Excess Cash Flow for each Excess Cash Flow Payment Period (commencing with the Excess Cash Flow Payment Period ending December 31, 2012) less (y) in respect of each Excess Cash Flow Payment Period, the Applicable Excess Cash Flow Prepayment Percentage of the Excess Cash Flow for such Excess Cash Flow Payment Period; provided that, in the case of clause (II), financial statements and a compliance certificate have been delivered in accordance with Section 5.01(c) and Section 5.01(f), respectively, with respect to such Excess Cash Flow Payment Period; minus
(b) the portion of the amount calculated pursuant to clause (a) above that is used after the Closing Date and prior to the respective Determination Date to (i) make Investments permitted pursuant to Section 6.05(xix), (ii) make Capital Expenditures permitted pursuant to Section 6.07(b), (iii) consummate Permitted Acquisitions or Permitted Foreign Acquisitions permitted pursuant to Section 6.05, (iv) make Investments in SerVertis Funds pursuant to Section 6.05(ix)(C)(2) or (v) acquire Servicing Rights pursuant to Section 6.05(xx).
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.
“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.
“Borrower Notice” shall have the meaning assigned to such term in Section 5.12(c).

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.
“Breakage Event” shall have the meaning assigned to such term in Section 2.16.
“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Permitted Foreign Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Permitted Foreign Acquisition, Significant Asset Sale or other event for which financial statements have been delivered to the Lenders pursuant to Section 4.02(l) or Section 5.01(b) or (c), as applicable.
“Capital Expenditures” shall mean, with respect to any Person, all expenditures (without duplication) by such Person which should be capitalized in accordance with GAAP (other than the origination of Residential Mortgage Loans to customers with proceeds of Short-Term Warehouse Debt or within a Securitization Vehicle that is a Heritage Walter Securitization Trust) and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person, but excluding, to the extent otherwise included, expenditures to purchase or acquire Servicing Rights (and any related Delinquency Advances and Protective Advances that were existing at the time of such purchase or acquisition).
“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Exposure or obligations of Lenders to fund participations in respect of L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a combined capital and surplus of at least $1,000,000,000 with maturities of not more than one year from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.
“Change in Adjusted Consolidated Working Capital” shall mean, for a given period, without duplication, the sum of the changes (plus or minus) during such period in: (a) Delinquency Advances and Protective Advances net of the change in applicable borrowings under Non-Recourse Servicer Advance Debt, (b) finance receivable purchases net of collections and liquidation proceeds on purchased receivables, (c) new loan originations net of proceeds received from the sale of new loans, collections on new loans and the change in related borrowings under Short-Term Warehouse Debt, (d) cash and Cash Equivalents required to be maintained (i) at any Subsidiary of the Borrower pursuant to bona fide legal or regulatory requirements, (ii) by any Non-Recourse Entities related to non-recourse financing or (iii) by the Borrower or any Subsidiary in the ordinary course of business pursuant to any line of credit permitted to be maintained hereunder, and (e) other assets (excluding cash and Cash Equivalents) and liabilities (excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long term Indebtedness which would otherwise be included therein), to the extent the impact of such changes are reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries, excluding for this purpose Securitization Vehicles (other than Heritage Walter Securitization Trusts) to the extent consolidated.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or the NAIC after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date hereof) shall have obtained the power (whether or not exercised) to elect a majority of the board of directors (or equivalent governing body) of the Borrower, (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date hereof) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof), directly or indirectly, of 35% or more on a fully diluted basis of the voting interests in the Borrower’s Equity Interests, (iii) the board of directors (or equivalent governing body) of the Borrower shall cease to consist of a majority of Continuing Directors or (iv) a “change of control” or similar event howsoever denominated shall occur as provided in any Equity Interests of the Borrower (other than Qualified Equity Interests of the Borrower), the Second Lien Credit Agreement or any other Indebtedness of the Borrower or any of its Subsidiaries with an aggregate principal amount of at least $5,000,000 (or the documentation governing the same) and such “change of control” or similar event shall not be waived in writing by the holders of such Equity Interests or Indebtedness.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Claims” shall have the meaning assigned to such term in the definition of “Environmental Claims”.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term Loan Commitment.
“Closing Date” shall mean the date of the first Credit Event.
“Co-Documentation Agents” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. in their capacity as documentation agents.
“Code” shall mean the Internal Revenue Code of 1986.
“Collateral” shall mean all property (whether real or personal) with respect to which any security interests or liens have been granted (or purported to be granted) pursuant to any Security Document, including all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 2.22 or Section 2.23.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.
“Collections” shall mean (without duplication) (i) all payments received and collected on all Transferred Receivables, (ii) all Hedge Receipts and (iii) all other proceeds relating to any Transferred Receivable.
“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment or Term Loan Commitment.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
“Commitment Letter” shall mean the Amended and Restated Commitment Letter dated April 25, 2011 among the Borrower, Credit Suisse Securities (USA) LLC, Credit Suisse AG, RBS Securities Inc., The Royal Bank of Scotland plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and Morgan Stanley Senior Funding, Inc.
“Communications” shall have the meaning assigned to such term in Section 9.01.
“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).
“Comparably Favorable” shall mean, with respect to any agreement, that the terms and conditions of such agreement are not (x) materially more restrictive (taken as a whole) on the Borrower or any of its Subsidiaries or (y) materially less favorable (taken as a whole, and disregarding interest rates, advance rates, fees, tenor and similar economic terms) to the Lenders, in each case than those terms and conditions contained in another agreement to which such agreement is being compared.
“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May 2011.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by:
(a) deducting therefrom (to the extent included in determining Consolidated Net Income for such period except for payments referred to in clause (a)(vi) below), without duplication, the amount (determined on a consolidated basis for the Borrower and its Subsidiaries for such period) of:
(i) interest income with respect to Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries,
(ii) net after-tax extraordinary gains,
(iii) net after-tax non-cash gains and other non-cash income,

(iv) net after-tax gains realized upon the disposition of assets outside of the ordinary course of business,
(v) net after-tax income (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness,
(vi) the amount of all cash payments or cash charges made (or incurred) on account of a non-cash charge or non-cash loss added back to Consolidated EBITDA pursuant to clause (b)(iv) or (b)(vii) below in a previous period,
(vii) net after-tax income attributable to discontinued operations, but only so long as such discontinued operations meet the requirements therefor under GAAP and such discontinued operations were actually disposed of as of the relevant date of calculation of Consolidated EBITDA,
(viii) changes in fair value of assets related to consolidated variable interests related to non-recourse assets held by any Securitization Vehicle to the extent consolidated on the balance sheet,
(ix) gains on assets held by any Securitization Vehicle or Heritage Walter Securitization Trust to the extent consolidated on the balance sheet, and
(x) principal payments on any Indebtedness of the Heritage Walter Securitization Trust to the extent consolidated on the balance sheet; and
(b) adding thereto (to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount (determined on a consolidated basis for the Borrower and its Subsidiaries for such period) of:
(i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)), excluding, except for purposes of the calculations referred to in Section 6.04(xi), Section 6.04(xii) and Section 6.04(xiii), any interest expense associated with any Non-Recourse MSR Loans, Non-Recourse Servicer Advance Debt and Non-Recourse Short-Term Warehouse Debt, and excluding any interest expense related to non-recourse debt held by any Heritage Walter Securitization Trust to the extent consolidated on the balance sheet,
(ii) without duplication among periods, provision for taxes paid or accrued based on income or capital, withholding, franchise and similar taxes,
(iii) all depreciation and amortization expense,

(iv) non-cash charges or non-cash losses (including share based non-cash compensation),
(v) fees and expenses incurred in connection with the Transactions on or prior to the first anniversary of the Closing Date,
(vi) fees and expenses incurred in connection with any Investment (including any Permitted Acquisition or Permitted Foreign Acquisition), issuance of Equity Interests or incurrence of Indebtedness (in each case, whether or not consummated), except to the extent that such fees and expenses were financed with proceeds of equity or Indebtedness,
(vii) net after-tax extraordinary losses or charges,
(viii) net after-tax losses realized upon the disposition of assets outside of the ordinary course of business,
(ix) net after-tax losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness,
(x) net after-tax losses attributable to discontinued operations, but only so long as such discontinued operations meet the requirements therefor under GAAP and such discontinued operations were actually disposed of as of the relevant date of calculation of Consolidated EBITDA,
(xi) any non-recurring fees, expenses or charges (including any such items directly attributable to the implementation of cost savings initiatives, severance, restructuring charges, relocation costs and one-time compensation charges) relating to the Acquisition and incurred on or prior to the date that is 18 months after the Closing Date; provided that the aggregate cash amount included in Consolidated EBITDA pursuant to this clause (xi) for any period shall not exceed 10% of Consolidated EBITDA for such period (calculated prior to giving effect to any adjustment pursuant to this clause (xi)),
(xii) any changes in fair value of bonds payable related to consolidated variable interests related to non-recourse debt issued by any Securitization Vehicle to the extent consolidated on the balance sheet,
(xiii) servicing income earned for servicing of assets in any Securitization Vehicle (other than any such income attributable to a Heritage Walter Securitization Trust) to the extent consolidated on the balance sheet,
(xiv) principal payments received by any Heritage Walter Securitization Trust from borrowers to the extent consolidated on the balance sheet,
(xv) losses on non-recourse assets held by any Securitization Vehicle or Heritage Walter Securitization Trust to the extent consolidated on the balance sheet,

(xvi) change in fair value of servicing rights carried at fair value, and
(xvii) net cash proceeds received from sales of REO Property owned by any Heritage Walter Securitization Trust to the extent consolidated on the balance sheet.
For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein. Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Closing Date, Consolidated EBITDA for all portions of such period occurring prior to the Closing Date shall be calculated in accordance with the definition of Test Period contained herein.
“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (ii) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that no determination of “Consolidated Indebtedness” shall include (u) the aggregate amount available to be drawn or paid (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of the Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations) (v) except for purposes of the calculation referred to in Section 6.04(xii), Non-Recourse Servicer Advance Debt, (w) except for purposes of the calculation referred to in Section 6.04(xiii), Non-Recourse Short-Term Warehouse Debt, (x) Non-Recourse Securitization Debt, (y) except for purposes of the calculation referred to in Section 6.04(xi), Non-Recourse MSR Loans or (z) Specified Contingent Liabilities (but only until such time, if any, as the Borrower or any of its Subsidiaries is required to fund or otherwise honor any such Specified Contingent Liability, at which time such liabilities shall be included in the determination of Consolidated Indebtedness).
“Consolidated Interest Expense” shall mean, for any period, (i) the total cash consolidated interest expense of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements), but excluding, to the extent included therein, except for purposes of the calculations referred to in Section 6.04(xi), Section 6.04(xii) and Section 6.04(xiii), all interest expense on Non-Recourse MSR Loans, Non-Recourse Servicer Advance Debt and Non-Recourse Short-Term Warehouse Debt, and Non-Recourse Securitization Debt) for such period (calculated without regard to any limitations on payment thereof), plus (ii) without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period. Notwithstanding anything to the contrary contained above, for purposes of determining the Interest Expense Coverage Ratio, to the extent Consolidated Interest Expense is to be determined for any Test Period which ends prior to the first anniversary of the Closing Date, Consolidated Interest Expense for all portions of such period occurring prior to the Closing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that (A) the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income of any Person (other than Borrower) in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or a Wholly-Owned Subsidiary by such Person during such period, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by the Borrower or a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, and (B) any interest expense on Non-Recourse Servicer Advance Debt and Non-Recourse Short-Term Warehouse Debt for such period shall reduce Consolidated Net Income for such period to the extent that such amounts did not otherwise reduce Consolidated Net Income for such period.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing, having the economic effect of guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or any property constituting direct or indirect security therefor or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, solvency or other financial statement condition of the primary obligor, (iii) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors (or equivalent governing body) of the Borrower on the Closing Date and each other director (or equivalent Person) if such director’s (or equivalent Person’s) nomination for election to the board of directors (or equivalent governing body) of the Borrower is recommended by a majority of the then Continuing Directors.
“Continuing Letters of Credit” shall mean each of the letters of credit listed on Schedule 1.01(c).
“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement, the Intercompany Subordination Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each other Security Document.
“Credit Event” shall have the meaning assigned to such term in Section 4.01.
“Credit Facilities” shall mean the revolving credit, letter of credit and term loan facilities provided for by this Agreement.
“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.
“Delinquency Advance” shall mean an advance by a Seller pursuant to the terms of a Servicing Agreement of all or any portion of a Monthly Payment under such Servicing Agreement.
“Determination Date” shall have the meaning assigned to such term in the definition of “Available Amount”.
“Dividend” shall mean, with respect to any Person, that such Person has, directly or indirectly, declared or paid a dividend, distribution or returned any equity capital to its stockholders, shareholders, partners or members or authorized or made any other distribution, payment or delivery of property or cash to its stockholders, shareholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired or terminated or cancelled, directly or indirectly, for a consideration (whether in cash, securities or other property) any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.
“Dutch Auction” means an auction conducted by the Borrower to purchase Term Loans as contemplated by Section 9.04(l) substantially in accordance with the procedures set forth in Exhibit M.
“Eligible Assignee” means (a) in the case of Term Loans, (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, and (iv) any other Person (other than a natural person) approved by the Administrative Agent and (b) in the case of any assignment of a Revolving Credit Commitment, (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender, (iii) a Related Fund of a Revolving Credit Lender, and (iv) any other Person (other than a natural person) approved by the Administrative Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing or in the case of assignments during the initial syndication of the Commitments and Loans, the Borrower (each such approval not to be unreasonably withheld or delayed and, in the case of the Borrower, such approval shall be deemed to have been given if the Borrower has not responded within seven Business Days of a request for such approval); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Borrower or any of the Borrower’s Affiliates (it being understood and agreed that assignments to the Borrower may be made pursuant to Section 9.04(l)) or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y).
“Eligible Hedge Counterparty” shall mean any Person mutually agreed to by a Non-Recourse Servicer Advance Debt Entity and the agent under a Non-Recourse Servicer Advance Debt Document.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, orders, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, human health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.
“Equity Issuance” shall mean any issuance or sale by the Borrower or any of its Subsidiaries of any Equity Interests of the Borrower or any such Subsidiary, as applicable, or any capital contribution to the Borrower or any Subsidiary, except in each case for (a) any issuance or sale to the Borrower or any Subsidiary or any contribution by the Borrower or any Subsidiary to any Subsidiary, (b) any issuance of directors’ qualifying shares, and (c) sales or issuances of common stock of the Borrower to management or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower or a Subsidiary of Borrower is treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” shall mean (a) any Reportable Event, (b) with respect to any Plan or Multiemployer Plan, the failure to satisfy the minimum funding standard (as defined in Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 402(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan, (d) the filing of a notice to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, (e) a determination that any Plan is in “at-risk status” or any Multiemployer Plan is in “endangered status” or “critical status” (as each is defined in Section 303 and 305 of ERISA, respectively), (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (g) proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (i) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any ERISA Affiliate is a “disqualified person” (each within the meaning of Section 4975 of the Code) that is reasonably likely to result in material liability to the Borrower.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” shall have the meaning assigned to such term in Section 7.01.
“Evidence of Flood Insurance” shall have the meaning assigned to such term in Section 5.12(c).
“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) Change in Adjusted Consolidated Working Capital (if negative) for such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries in cash during such period and the aggregate amount of cash used to consummate Permitted Acquisitions and Permitted Foreign Acquisitions during such period or to acquire Servicing Rights during such period (including, for this purpose, the aggregate amount of all principal prepayments and repayments of MSR Loans during such period the proceeds of which were previously used to purchase Servicing Rights) (other than such Capital Expenditures, Permitted Acquisitions, Permitted Foreign Acquisitions and acquisitions of Servicing Rights to the extent financed with equity proceeds, Equity Interests, asset sale proceeds (other than from sales of inventory in the ordinary course of business), insurance or condemnation proceeds or Indebtedness (other than Revolving Loans) or other proceeds that would not be included in Adjusted Consolidated Net Income or utilizing the Available Amount), (ii) the aggregate amount of permanent principal payments of Indebtedness of the types described in clauses (i), (iii), (iv) and (viii) of the definition of Indebtedness of the Borrower and its Subsidiaries during such period (other than (1) repayments of MSR Loans, Non-Recourse Short-Term Warehouse Debt, Non-Recourse Securitization Debt and Non-Recourse Servicer Advance Debt, (2) repayments of revolving loans unless such repayment is accompanied by a corresponding permanent reduction in commitments in respect thereof, (3) repayments made with the proceeds of asset sales (other than from sales of inventory in the ordinary course of business), sales or issuances of Equity Interests, capital contributions, insurance or condemnation events or Indebtedness or other proceeds that would not be included in Adjusted Consolidated Net Income or utilizing the Available Amount and (4) payments of Loans and/or other Obligations, provided that repayments of Term Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required pursuant to Section 2.11(a)), (iii) Change in Adjusted Consolidated Working Capital (if positive) for such period, and (iv) the aggregate amount of Investments made in cash to the SerVertis Funds during such period (other than such Investments to the extent financed with equity proceeds, Equity Interests, asset sale proceeds (other than from sales of inventory in the ordinary course of business), insurance or condemnation proceeds or Indebtedness (other than Revolving Loans) or other proceeds that would not be included in Adjusted Consolidated Net Income or utilizing the Available Amount), provided that no more than $12,000,000 in the aggregate may be deducted pursuant to this clause (b)(iv) for all periods.

“Excess Cash Flow Payment Date” shall mean the earlier of (a) the date occurring 90 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2012) and (b) the third Business Day following the date on which financial statements with respect to such period are delivered pursuant to Section 5.01(c).
“Excess Cash Flow Payment Period” shall mean with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Borrower.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Collateral” shall have the meaning assigned to such term in the Security Agreement.
“Excluded Subsidiary” shall mean each (a) Non-Recourse Entity, (b) Securitization Vehicle and (c) Subsidiary that is prohibited by any applicable law from guaranteeing the Obligations or that would require the consent, approval, license or authorization of any Governmental Authority or any Regulatory Supervising Organization to guarantee the Obligations (unless such consent, approval, license or authorization has been received).
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Credit Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above or in which the Borrower is located and (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Lender under applicable law in effect (including FATCA) at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.20(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).
“Executive Order” shall have the meaning assigned to such term in Section 3.22(a).

“Existing Fannie Mae Credit Agreement” shall mean the Senior Secured Credit Agreement, dated as of October 9, 2009, among Green Tree Servicing LLC, as borrower, and Fannie Mae, as lender, as in effect on the Closing Date and as thereafter amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Existing Indebtedness” shall have the meaning assigned to such term in Section 3.21.
“Existing Receivables Loan Agreement” shall mean the Receivables Loan Agreement, dated as of July 31, 2009, among Green Tree Advance Receivables II LLC, as borrower, Green Tree Servicing LLC, as administrator, the lenders party thereto from time to time, Wells Fargo Bank, National Association, as calculation agent, account bank and securities intermediary and Wells Fargo Foothill LLC, as agent, as in effect on the Closing Date and as thereafter amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Existing Receivables Purchase Agreement” shall mean each of (a) the Purchase and Sale Agreement, dated as of July 31, 2009, among Green Tree Advance Receivables II LLC, as buyer, and Green Tree Servicing LLC, as seller, (b) the Purchase and Sale Agreement, dated as of July 31, 2009, among Green Tree Advance Receivables II LLC, as buyer, and Green Tree MH LLC, as seller and (c) the Purchase and Sale Agreement, dated as of July 31, 2009, among Green Tree Advance Receivables II LLC, as buyer, and Green Tree HE/HI LLC, as seller, in each case as in effect on the Closing Date and as thereafter amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Existing Warehouse Loan Agreement” shall mean the Master Purchase Agreement, dated as of August 20, 2009 and as amended and restated as of August 20, 2010, among Green Tree Servicing LLC, as seller, and Silvergate Bank, as buyer, as in effect on the Closing Date and as thereafter amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would reasonably be expected to agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or other governing body, a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset; provided, however, for the purposes of satisfying the criteria of “Fair Market Value” of the MSR Call Option related to Fannie Mae, the purchase price for the applicable Servicing Rights or the Equity Interests of the Fannie Mae Servicer Entity shall be considered, in the aggregate, to include all economic costs and benefits of the respective parties in such applicable transaction.
“Fannie Mae” shall mean the Federal National Mortgage Association, in its corporate capacity, and any majority owned and controlled affiliate thereof.

“Fannie Mae Credit Agreements” shall mean, collectively, (i) the Existing Fannie Mae Credit Agreement and (ii) each other credit agreement among any Subsidiary of the Borrower (including a Fannie Mae Servicer Entity), as borrower, and Fannie Mae, as lender, entered into after the Closing Date, provided that each credit agreement referred to in the preceding clause (ii) is Comparably Favorable to the Existing Fannie Mae Credit Agreement.
“Fannie Mae Documents” shall mean the Fannie Mae Credit Agreements and all other documents executed and delivered with respect to the Fannie Mae Credit Agreements, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Fannie Mae Loans” shall mean, collectively, the loans made by Fannie Mae to any Subsidiary of the Borrower (including the Fannie Mae Servicer Entity) under, and in accordance with, the Fannie Mae Credit Agreements, the proceeds of which are used exclusively to purchase Servicing Rights relating to Residential Mortgage Loans (and any related Delinquency Advances and Protective Advances with respect to such Servicing Rights that were existing at the time of such purchase) owned or controlled by Fannie Mae.
“Fannie Mae Servicer Entity” shall mean a Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor and is exclusively engaged in the servicing of Residential Mortgage Loans owned or controlled by Fannie Mae, the purchase of Servicing Rights with respect to Residential Mortgage Loans owned or controlled by Fannie Mae and the incurrence of Fannie Mae Loans and activities relating directly thereto.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor provision substantively comparable thereto and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” shall mean the Agent Fee Letter dated March 25, 2011, between the Borrower, Credit Suisse Securities (USA) LLC and the Administrative Agent.
“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees, the Issuing Bank Fees and the Prepayment Fees.
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc. or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“Flood Determination Form” shall have the meaning assigned to such term in Section 5.12(c).
“Flood Documents” shall have the meaning assigned to such term in Section 5.12(c).
“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the outstanding L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.
“Government Sponsored Entity” shall mean (i) Fannie Mae, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association and (ii) any other entity that is “sponsored”, chartered or controlled by the federal government of the United States.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
“Green Tree Advance Receivables II LLC” shall mean Green Tree Advance Receivables II LLC, a Delaware limited liability company and a Wholly-Owned Domestic Subsidiary of the Borrower which is also a Non-Recourse Servicer Advance Debt Entity.
“Green Tree Servicing LLC” shall mean Green Tree Servicing LLC, a Delaware limited liability company and a Wholly-Owned Domestic Subsidiary of the Borrower.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, lead, mold, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable environmental law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.
“Hedge Provider” shall mean an Eligible Hedge Counterparty that has entered into one or more Interest Rate Protection Agreements with any Non-Recourse Servicer Advance Debt Entity.
“Hedge Receipts” shall mean all amounts payable to a Non-Recourse Servicer Advance Debt Entity under an Interest Rate Protection Agreement entered into with a Hedge Provider.
“Heritage Walter Securitization Trust” shall mean any Securitization Vehicle of the Borrower or its Subsidiaries and any installment sale contract, chattel paper or loan contract and related promissory note and mortgage and any REO Property owned by the Borrower or its Subsidiaries, in each case in existence immediately prior to the consummation of the Acquisition.
“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person in respect of indebtedness and other obligations described in another clause of this definition, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Taxes” shall mean Taxes imposed on or with respect to any payment made by any Credit Party under any Credit Document other than Excluded Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Information” shall have the meaning assigned to such term in Section 9.16.
“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower.
“Intercompany Loans” shall have the meaning assigned to such term in Section 6.05(viii).
“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit I (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.
“Intercompany Subordination Agreement” shall have the meaning assigned to such term in Section 4.02(f).
“Intercreditor Agreement” shall mean the Intercreditor Agreement substantially in the form attached as Exhibit B hereto among the Collateral Agent, the collateral agent under the Second Lien Credit Agreement and each Credit Party.
“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense (reduced, to the extent included in such Consolidated Interest Expense, by the amount of any cash interest income with respect to Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries) for such period; provided that for purposes of any calculation of the Interest Expense Coverage Ratio pursuant to Section 6.04(xi), Section 6.05(xii), Section 6.05(xx) or Section 6.05(xxi) or with respect to any Significant Asset Sale only, (i) Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) Consolidated Interest Expense shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
“Investments” shall have the meaning assigned to such term in Section 6.05.
“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder (it being agreed that Credit Suisse AG shall only issue standby Letters of Credit hereunder), and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.22(i) or Section 2.22(k), with respect to Letters of Credit issued by such Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).
“Joint Bookrunners” shall mean Credit Suisse Securities (USA) LLC, RBS Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacity as joint bookrunners.
“Knowledge of the Borrower”, “Knowledge of the Borrower or any of its Subsidiaries” or “Knowledge of the Borrower or each Credit Party” shall mean (x) on or prior to the Closing Date, the actual knowledge of any Person listed on Schedule 1.01(d) and (y) thereafter, the actual knowledge of any of the chief executive officer, president, any vice-president, secretary, any assistant secretary, treasurer, chief operating officer, chief financial officer, chief strategic officer, general counsel, any assistant general counsel, chief information officer or chief human resources officer, or any other Person performing functions that would customarily be performed by a person holding any of the foregoing positions, in each case of the Borrower.

“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.22.
“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.
“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.
“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
“Lead Arrangers” shall mean Credit Suisse Securities (USA) LLC and RBS Securities Inc., each in their capacities as joint lead arrangers and joint bookrunners of the Credit Facilities.
“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lenders” shall mean (a) the Persons listed on Schedule 1.01(a) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.
“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.22.
“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, charge, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or a lessor under any capital lease, conditional sale agreement or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).
“Loans” shall mean the Revolving Loans and the Term Loans.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, property, assets or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the rights or remedies of or benefits available to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other material Credit Document or (iii) the ability of the Borrower or the other Credit Parties, taken as a whole, to perform its or their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other material Credit Document.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Collateral Agent and the Issuing Banks in their sole discretion.
“Monthly Payment” shall mean any scheduled monthly payment of interest and/or principal due on a Securitization Vehicle Asset.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument made by any Credit Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Creditors in such form or forms as are reasonably satisfactory to the Collateral Agent.
“Mortgage Policy” shall mean a lender’s title insurance policy (Form 2006).
“Mortgaged Property” shall mean any Real Property owned by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“MSR Call Option” shall mean (x) the right of an MSR Lender which is a Government Sponsored Entity to repurchase Servicing Rights from the Borrower or any of its Subsidiaries the purchase of which was initially financed by such MSR Lender with proceeds of MSR Loans and (y) in the case of Fannie Mae, also the right of Fannie Mae to purchase all of the Equity Interests of the Fannie Mae Servicer Entity, in each case so long as (i) each such repurchase or purchase right is set forth in the applicable MSR Document or Servicing Agreement and (ii) the purchase price in respect thereof is at Fair Market Value and for cash.
“MSR Documents” shall mean, collectively, (i) each Fannie Mae Credit Agreement and (ii) each other credit (or similar) agreement among a Subsidiary of the Borrower, as borrower, and an MSR Lender, as lender, entered into after the Closing Date with respect to MSR Loans and containing terms and conditions as are customary for similar financings (as reasonably determined by the Borrower in good faith).
“MSR Lender” shall mean a third party financing source (including, without limitation, Fannie Mae) which provides financing to a Subsidiary of the Borrower the proceeds of which are used exclusively to purchase Servicing Rights of Residential Mortgage Loans owned or controlled by such financing source.
“MSR Loans” shall mean, collectively, (i) the Fannie Mae Loans and (ii) all other loans made by each other MSR Lender to a Subsidiary of the Borrower under, and in accordance with, the applicable MSR Documents, the proceeds of which are used exclusively to purchase Servicing Rights relating to Residential Mortgage Loans (and any related Delinquency Advances and Protective Advances with respect to such Servicing Rights that were existing at the time of such purchase) owned or controlled by such MSR Lender.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate currently makes or is obligated to make contributions or to which the Borrower or any ERISA Affiliate has made or was obligated, within the preceding six years, to make contributions.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Cash Proceeds” shall mean, for any event requiring a repayment of Term Loans pursuant to Section 2.13(b) or (e), as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event and, in the case of a Recovery Event, net of the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured by the Security Documents or the Second Lien Credit Documents) which is secured by the respective property or assets destroyed, damaged, taken or otherwise underlying such Recovery Event.
“Net Equity Proceeds” shall mean, with respect to each capital contribution to any Person or sale or issuance by any Person of its Equity Interests, the cash proceeds received by such Person therefrom net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary discounts and commissions and reasonable legal, advisory and other fees and expenses associated therewith).

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured by the Security Documents or by the Second Lien Credit Documents) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than 12 months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such sale or other disposition.
“NFIP” shall have the meaning assigned to such term in Section 5.12(c).
“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Entities” shall mean, collectively, (i) each Non-Recourse Servicer Advance Debt Entity and (ii) each Non-Recourse Warehouse Debt Entity.
“Non-Recourse MSR Loans” shall mean MSR Loans with respect to which recourse for payment is limited solely to the applicable Servicing Rights acquired with the proceeds of such MSR Loans.
“Non-Recourse Securitization Debt” shall mean Indebtedness of a Securitization Vehicle (whether or not consolidated for financial accounting purposes with the Borrower) as to which neither the Borrower nor any Subsidiary (other than a Subsidiary that is also a Securitization Vehicle) has any liability, either directly or by way of a Contingent Obligation, operation of law or otherwise, other than with respect to any Specified Contingent Liability.

“Non-Recourse Servicer Advance Debt” of any Non-Recourse Servicer Advance Debt Entity shall mean all Indebtedness of such Non-Recourse Servicer Advance Debt Entity under Non-Recourse Servicer Advance Documents to which it is a party with respect to which (i) recourse for payment is limited solely to the applicable Transferred Assets encumbered by a Lien securing such Indebtedness and (ii) the proceeds of such Indebtedness are used solely to purchase Transferred Receivables in order to enable the Sellers to substantially contemporaneously fund Delinquency Advances and Protective Advances.
“Non-Recourse Servicer Advance Debt Entity” shall mean any special purpose bankruptcy remote Subsidiary of the Borrower that is exclusively engaged in the purchase of Transferred Assets from Sellers pursuant to any Receivables Purchase Agreement and the incurrence of Non-Recourse Servicer Advance Debt and Subordinated Seller Advance Loans in connection therewith and activities relating directly thereto.
“Non-Recourse Servicer Advance Documents” shall mean, collectively, (i) the Existing Receivables Loan Agreement and the Existing Receivables Purchase Agreement and (ii) each other loan (or similar) agreement and Receivables Purchase Agreement entered into by a Non-Recourse Servicer Advance Debt Entity in connection with the incurrence by it of Non-Recourse Servicer Advance Debt and the related purchase of Transferred Receivables and containing terms and conditions as are customary for similar financings (as reasonably determined by the Borrower in good faith).
“Non-Recourse Short-Term Warehouse Debt” of any Non-Recourse Warehouse Debt Entity shall mean all Short-Term Warehouse Debt of such Non-Recourse Warehouse Debt Entity with respect to which recourse for payment is limited solely to the applicable Residential Mortgage Loans originated by such Non-Recourse Warehouse Debt Entity with the proceeds of such Short-Term Warehouse Debt.
“Non-Recourse Warehouse Debt Entity” shall mean any special purpose bankruptcy remote Subsidiary of the Borrower that is exclusively engaged in the origination of Residential Mortgage Loans and the incurrence of Non-Recourse Short-Term Warehouse Debt in connection therewith and activities relating directly thereto.
“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
“Notes” means any promissory notes issued from time to time pursuant to Section 2.04(e).
“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding (or which would accrue but for the operation of applicable bankruptcy or insolvency laws) at the rate provided for herein, whether or not such interest is an allowed or allowable claim in any such proceeding), penalties, fees, expenses, indemnifications, reimbursements (including L/C Disbursements with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts.

“OFAC” shall have the meaning assigned to such term in Section 3.22(a).
“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes, mortgage recording taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor (so long as a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor is the surviving corporation)), provided that (in each case) (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Domestic Subsidiary consists solely of cash (including proceeds of Revolving Loans), Qualified Equity Interests of the Borrower, the issuance or incurrence of Indebtedness otherwise permitted by Section 6.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 6.04, (B) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (x) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person and such other Person is incorporated or organized in the United States or any State thereof or the District of Columbia or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non-Wholly Owned Subsidiary or a Foreign Subsidiary of such Acquired Entity or Business, (1) any such Non-Wholly Owned Subsidiary or Foreign Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly Owned Subsidiary or Foreign Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (2) such Acquired Entity or Business and/or its Wholly-Owned Domestic Subsidiaries own at least 95% of the total value of all the assets owned by such Acquired Entity or Business and its subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly Owned Subsidiaries and Foreign Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 6.13 and (D) all requirements of Section 6.14 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.
“Permitted Equity Issuance” shall mean any sale or issuance of any Qualified Equity Interests of the Borrower or a cash capital contribution to the Borrower in respect of its common Equity Interests.
“Permitted Foreign Acquisition” shall mean any acquisition by a Wholly-Owned Subsidiary of the Borrower which does not constitute a Permitted Acquisition and which is of either (x) all or substantially all of the assets, or all or substantially all of the assets constituting a business, division or product line, of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly Owned Subsidiary of the Borrower (or shall be merged with and into a Wholly Owned Subsidiary of the Borrower); provided that (in each case) (A) the consideration paid or to be paid by such Wholly-Owned Subsidiary consists solely of cash, Qualified Equity Interests of the Borrower, the issuance or incurrence of Indebtedness otherwise permitted by Section 6.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 6.04, (B) in the case of the acquisition of 100% of the Equity Interests of any such Person (including by way of merger), such Person shall own no Equity Interests of any other Person unless either (x) such Person owns 100% of the Equity Interests of such other Person or (y) if such Person owns Equity Interests in any other Person which is a Non-Wholly Owned Subsidiary of such Person, (1) any such Non-Wholly Owned Subsidiary of such Person shall have been a Non-Wholly Owned Subsidiary of such Person prior to the date of the respective Permitted Foreign Acquisition and shall not have been created or established in contemplation thereof and (2) such Person and/or its Wholly-Owned Subsidiaries own at least 95% of the total value of all the assets owned by such Person and its subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly Owned Subsidiaries held by such Person and its Wholly-Owned Subsidiaries), (C) such Person acquired pursuant to the respective Permitted Foreign Acquisition is in a business permitted by Section 6.13 and (D) all requirements of Section 6.14 applicable to Permitted Foreign Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Foreign Acquisition” shall constitute a Permitted Foreign Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Foreign Acquisition for purposes of this Agreement.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.01.
“Permitted Refinancing” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to refinance, renew, replace, defease, discharge or refund Indebtedness outstanding under, the Second Lien Credit Agreement; provided that:
(a) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness so exchanged, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of all reasonable fees, expenses and premiums incurred in connection with such exchange, refinancing, renewal, replacement, defeasance, discharge or refunding);
(b) such Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being exchanged, refinanced, renewed, replaced, defeased, discharged or refunded;
(c) the terms of such Indebtedness, taken as a whole, are not more restrictive to the Credit Parties than the Indebtedness being exchanged, refinanced, renewed, replaced, defeased, discharged or refunded (other than with respect to interest rates, fees, premiums and no call periods);
(d) no person, other than a Credit Party, shall be an obligor in respect of such exchanged, refinanced, renewed, replaced, defeased, discharged or refunded Indebtedness;
(e) if such Indebtedness is secured by a junior Lien on all or any portion of the Collateral, the holders of such Indebtedness (or an agent or trustee on their behalf) enters into an intercreditor agreement with the Collateral Agent that is in substantially the form of Exhibit B hereto (mutatis mutandis); and
(f) no Default or Event shall have occurred and be continuing at the time of such exchange, refinancing, renewal, replacement, defeasance, discharge or refunding.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning assigned to such term in Section 9.01.
“Pledge Agreement” shall have the meaning assigned to such term in Section 4.02(g).

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.
“Pledgee” shall have the meaning assigned to such term in the Pledge Agreement.
“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.
“Prepayment Fee” shall have the meaning assigned to such term in Section 2.12(d).
“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.
“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (without duplication) (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition, a Permitted Foreign Acquisition or a transaction permitted hereunder that utilizes the Available Amount, and other than MSR Loans) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition, Permitted Foreign Acquisition, purchase of Servicing Rights (unless such purchase is financed with the proceeds of MSR Loans) or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition, Permitted Foreign Acquisition, purchase of Servicing Rights (unless such purchase is financed with the proceeds of MSR Loans) or any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition, Permitted Foreign Acquisition, purchase of Servicing Rights or Significant Asset Sale, as the case may be, then being effected, as if each such transaction had been effected on the first day of such Test Period or Calculation Period, as the case may be with the following rules to apply in connection therewith:
(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions, Permitted Foreign Acquisitions, purchases of Servicing Rights or a transaction permitted hereunder that utilizes the Available Amount) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, a Permitted Foreign Acquisition or a purchase of Servicing Rights, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
(iii) whenever pro forma effect is given to any Permitted Acquisition, any Permitted Foreign Acquisition, any purchase of Servicing Rights or any Significant Asset Sale, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and, except as set forth in the next sentence, in a manner consistent with Article 11 of Regulation S-X of the Securities Act, as set forth in a certificate of an Authorized Officer of the Borrower (with supporting calculations) delivered to the Administrative Agent. In addition to any adjustments consistent with Regulation S-X, such certificate may set forth additional pro forma adjustments arising out of factually supportable and identifiable cost savings initiatives attributable to any such transaction (net of any additional costs associated with such transaction) and expected in good faith to be realized within 12 months following such transaction, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead (taking into account, for purposes of determining such calculation, any historical financial statements of the business or entities acquired or disposed of, assuming such transaction and all other such transaction that have been consummated since the beginning of such period, and any Indebtedness or other liabilities repaid or incurred in connection therewith had been consummated and incurred or repaid at the beginning of such period; provided, that, unless the Administrative Agent shall otherwise agree in its reasonable discretion, the aggregate amount of adjustments made pursuant to this sentence shall at no time exceed 10% of Consolidated EBITDA prior to giving pro forma effect thereto.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.
“Projections” shall mean the projections that are contained in the Private Supplement to the Confidential Information Memorandum and that were prepared by or on behalf of the Borrower in connection with the Transactions and delivered to the Administrative Agent and the Lenders on or about May 19, 2011.
“Property” shall mean the Real Property, including the improvements thereon, or the personal property (tangible and intangible), in either case which are encumbered pursuant to a Securitization Vehicle Asset.
“Protective Advance” shall mean an advance by a Seller pursuant to the terms of a Servicing Agreement of fees, costs or expenses to inspect, protect, preserve or repair the Properties securing Securitization Vehicle Assets serviced by such Seller under such Servicing Agreement or that have been acquired through foreclosure or deed in lieu of foreclosure, including, but not limited to, delinquent taxes, forced placed insurance, necessary legal fees and costs expended or incurred by a Seller in connection with foreclosure, bankruptcy, eviction or litigation actions with or involving the obligors on such Securitization Vehicle Assets, as well as costs to obtain clear title to a Property, to protect the priority of the Lien created by such Securitization Vehicle Asset on such Property, and to dispose of Properties taken through foreclosure or by deed in lieu thereof or other similar action.
“Public Lender” shall have the meaning assigned to such term in Section 9.01.
“Purchase Agreement” means the Membership Interest Purchase Agreement dated as of March 25, 2011 by and among GTH LLC, the Target and the Borrower.
“Qualified Equity Interests” shall mean any Equity Interests of the Borrower so long as the terms of any such Equity Interests (or the terms of any security into which it is convertible or for which it is exchangeable) (a) do not contain any maturity, mandatory put, redemption, repayment, sinking fund or other similar provision (whether as a result of an asset sale, change of control or otherwise), (b) do not require the payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement and (c) do not provide that such Equity Interests are or will become convertible into or exchangeable for Indebtedness or any other Equity Interests (other than Qualified Equity Interests), in each case before the date that is one year after the Term Loan Maturity Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Receivable” shall mean the right to reimbursement from a Securitization Vehicle for a Delinquency Advance or a Protective Advance not theretofore reimbursed and all rights to enforce payment of such obligation under the related Servicing Agreement.
“Receivables Purchase Agreement” shall mean each purchase and sale agreement (including the Existing Receivables Purchase Agreement) between a Seller, as seller, and a Non-Recourse Servicer Advance Debt Entity, as buyer, pursuant to which a Non-Recourse Servicer Advance Debt Entity purchases Transferred Receivables from a Seller in order to enable such Seller to fund Delinquency Advances and Protective Advances, provided that each Receivables Purchase Agreement shall not be less favorable in any material respect to a Seller than the Existing Receivables Purchase Agreement.
“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries or (ii) under any policy of insurance required to be maintained under Section 5.03 (excluding, for the avoidance of doubt, business interruption insurance).
“Register” shall have the meaning assigned to such term in Section 9.04(d).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulatory Supervising Organization” shall mean any of (a) the SEC, (b) FINRA, (c) the New York Stock Exchange, (d) state securities commissions and (e) any other U.S. or foreign governmental or self-regulatory organization, exchange, clearing house or financial regulatory authority of which any Subsidiary is a member or to whose rules it is subject.
“REIT Subsidiary” shall mean a Subsidiary that is intended by the Borrower to qualify as a real estate investment trust under the Code.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, representatives and advisors of such Person and such Person’s Affiliates.
“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.
“REO Property” shall mean any real estate, other property and chattels, in each case acquired as a result of foreclosure or repossession in the ordinary course of business.
“Repayment Date” shall have the meaning given such term in Section 2.11(a).
“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived.
“Required Lenders” shall mean, at any time, Lenders having Loans, L/C Exposure, and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure, and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, L/C Exposure, and unused Revolving Credit Commitments and Term Loan Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
“Residential Mortgage” shall mean a mortgage, deed of trust, deed to secured debt, security deed or other similar evidence of a lien legally effective in the U.S. jurisdiction where the residential owned Real Property that is its subject is located to create and constitute a lien on improved Real Property.
“Residential Mortgage Loan” shall mean any residential mortgage loan, manufactured housing installment sale contract and loan agreement, home equity loan, home improvement loan, consumer installment sale contract or similar loan evidenced by a Residential Mortgage Note, and any installment sale contract, loan contract or chattel paper.
“Residential Mortgage Note” shall mean a promissory note, bond or similar instrument evidencing indebtedness of an obligor under a Residential Mortgage Loan, including, without limitation, all related security interests and any and all rights to receive payments due thereunder.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents or the Second Lien Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors (other than subordinated liens in favor of the collateral agent under the Second Lien Credit Agreement) or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.
“Returns” shall have the meaning assigned to such term in Section 3.09.
“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.
“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Letters of Credit as provided for herein) as set forth on Schedule 1.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure.
“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.
“Revolving Credit Maturity Date” shall mean the earlier of (a) the day that is five years after the Closing Date and (b) June 30, 2016; provided that if either such day is not a Business Day, the Revolving Credit Maturity Date shall be the immediately preceding Business Day.
“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(b).
“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.
“SEC” shall have the meaning assigned to such term in Section 5.01(h).
“Second Lien Credit Agreement” shall mean the Second Lien Credit Agreement dated as the date hereof among the Borrower, the lenders party thereto from time to time and Credit Suisse AG, as administrative agent and collateral agent, as in effect on the Closing Date and as thereafter amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, and any Permitted Refinancing thereof.
“Second Lien Credit Documents” shall mean the “Credit Documents” as defined in the Second Lien Credit Agreement.

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securitization Vehicle” shall mean (i) each real estate mortgage investment conduit or other trust the subject of a Servicing Agreement or (ii) any other special purpose bankruptcy remote entity that is formed for the purpose of being a depositor or transferor into an entity described in clause (i) of this definition, other than a Non-Recourse Entity, but only if in each case of (i) and (ii) each of the following conditions is satisfied: (x) such conduit, trust or other entity would not be consolidated with the Borrower for financial accounting purposes but for the application of Statement of Financial Accounting Standard No. 166 or 167 issued by the Financial Accounting Standards Board or successor provisions thereto (or any interpretation thereof by the Financial Accounting Standards Board) and (y) neither the Borrower nor any of its Subsidiaries has any liability in respect of any Indebtedness of such conduit, trust or other entity (whether by contract, Contingent Obligation, operation of law or otherwise), other than with respect to any Specified Contingent Liability.
“Securitization Vehicle Assets” shall mean, with respect to a Securitization Vehicle, the pool of home equity loan contracts, home improvement contracts, manufactured housing loan contracts, installment sale or loan contracts and related promissory notes and mortgages constituting part of the corpus of such Securitization Vehicle.
“Security Agreement” shall have the meaning assigned to such term in Section 4.02(h).
“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.
“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage, the Intercreditor Agreement and, after the execution and delivery thereof, each Additional Security Document.
“Seller” shall mean each Subsidiary of the Borrower (other than a Non-Recourse Entity) that is a “Seller” under a Receivables Purchase Agreement.
“SerVertis Funds” shall mean, collectively, (i) SerVertis Fund I L.P., a Delaware limited partnership, (ii) SerVertis Master Fund I L.P., an exempted limited partnership registered under the Exempted Limited Partnership Law (Revised) of the Cayman Islands, (iii) SerVertis Fund I Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands, (iv) SerVertis REO LLC, a Delaware limited liability company, (v) SerVertis Depositor, LLC, a Delaware limited liability company, (vi) SerVertis SPV Holdings, LLC, a Delaware limited liability company, (vii) SerVertis Grantor Trust Holdings, LLC, a Delaware limited liability company, (viii) SerVertis GP, LLC, a Delaware limited liability company, (ix) any Person electing to be treated as a real estate investment trust under the Code or any fund (or group of related funds) managed by the Borrower or any Subsidiary that has as its primary investment objective the origination or acquisition of Residential Mortgage Loans (performing or non-performing) or interests therein, including mortgage backed securities and (x) any similarly structured Affiliate or Subsidiary of any of the foregoing.

“Servicing Agreement” shall mean each pooling and servicing agreement, securitization servicing agreement, sale and servicing agreement, servicing agreement, transfer and servicing agreement, sub-servicing agreement, trust agreement, indenture and other agreement howsoever denominated pursuant to which a seller services or advances on Securitization Vehicle Assets, the related Securitization Vehicle is formed or the servicing of the Securitization Vehicle Assets in the related Securitization Vehicle is governed, each as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“Servicing Rights” of any Person shall mean all of such Person’s rights and interests under its Servicing Agreements (or any equivalent agreement) with the seller of such rights and interests including (i) the right to service the Residential Mortgage Loans that are the subject matter of the Servicing Agreements, (ii) to be compensated, directly or indirectly, for doing so, and (iii) the ownership of all files, electronic data, and finds related to the Residential Mortgage Loans.
“Servicing Rights Acknowledgement Agreement” shall mean an Acknowledgement Agreement, substantially in the form of Exhibit L (with such changes thereto (including, without limitation, to reflect a different owner of the respective Residential Mortgage Loans), or such other form, as may be approved by the Administrative Agent), among the Collateral Agent, the respective owner of the Residential Mortgage Loans to which the applicable Servicing Rights relate and the applicable Credit Party pursuant to which the Collateral Agent acknowledges and agrees that its security interest in the Servicing Rights described in such Acknowledgement Agreement is subject and subordinate to all rights, powers and prerogatives of such owner on the terms (and subject to the conditions) set forth in such Acknowledgement Agreement.
“Short-Term Warehouse Debt” of any Subsidiary of the Borrower (including, without limitation, a Non-Recourse Warehouse Debt Entity) shall mean all Indebtedness of such Subsidiary under Short-Term Warehouse Documents to which it is a party (which Indebtedness may not be outstanding for more than 90 days from the date that the respective Residential Mortgage Loan is originated) with respect to which the proceeds of such Indebtedness are used solely to originate Residential Mortgage Loans.
“Short-Term Warehouse Documents” shall mean, collectively, (i) the Existing Warehouse Loan Agreement and (ii) each other loan (or similar) agreement entered into by a Subsidiary of the Borrower (including, without limitation, a Non-Recourse Warehouse Debt Entity) in connection with the incurrence by it of Short-Term Warehouse Debt and containing terms and conditions as are customary for similar financings (as reasonably determined by the Borrower in good faith).

“Significant Asset Sale” shall mean each Asset Sale (or series of related Asset Sales) which generates Net Sale Proceeds of at least $2,500,000.
“Specified Credit Agreement” shall mean the Credit Agreement dated as of December 18, 2009 among the Target, Green Tree Credit Solutions LLC, the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent.
“Specified Contingent Liabilities” shall mean those contingent liabilities of Green Tree Servicing LLC existing as of the Closing Date commonly referred to as the MBIA clean-up call obligation, the Freddie Mac repurchase obligation and the LOC payment amount and related solely to the acquisition by Green Tree Servicing LLC of Green Point Credit, LLC in 2004.
“SPV” shall have the meaning assigned to such term in Section 9.04(i).
“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Seller Advance Loans” shall mean the loans made by each Seller to a Non-Recourse Servicer Advance Debt Entity under, and in accordance with, the applicable Subordinated Seller Advance Note and Receivables Purchase Agreement, the proceeds of which are used exclusively by such Non Recourse Servicer Advance Debt Entity to finance the portion of the purchase price for the Transferred Receivables that are not financed with Non-Recourse Servicer Advance Debt (which portion of such purchase price shall not exceed 30% of the aggregate purchase price for the respective Transferred Receivables).
“Subordinated Seller Advance Note” shall mean an unsecured subordinated note issued by a Non-Recourse Servicer Advance Debt Entity to a Seller which is junior and subordinate to such Non-Recourse Servicer Advance Debt Entity’s Non-Recourse Servicer Advance Debt.
“Subsidiaries Guaranty” shall have the meaning assigned to such term in Section 4.02(e).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of the Borrower (other than the Excluded Subsidiaries) (in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date), unless and until such time as the respective Wholly-Owned Domestic Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.
“Syndication Agent” shall mean The Royal Bank of Scotland plc acting in its capacity as syndication agent.
“Target” shall mean GTCS Holdings LLC, a Delaware limited liability company.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Borrowing” shall mean a Borrowing comprised of Term Loans.
“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.
“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 1.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
“Term Loan Maturity Date” shall mean the earlier of (a) the day that is five years after the Closing Date and (b) June 30, 2016; provided that if either such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.
“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period; provided that in the case of any Test Period which includes any fiscal quarter of the Borrower ending on or prior to September 30, 2012, the rules set forth in the two immediately succeeding sentences shall apply; provided further, that in the case of determinations of the Total Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of “Total Leverage Ratio” contained herein shall be made to the extent applicable. In the case of determinations of the Total Leverage Ratio and the Interest Expense Coverage Ratio pursuant to this Agreement, if the respective Test Period (i) includes the fiscal quarter of the Borrower ended December 31, 2010, Consolidated EBITDA for such fiscal quarter shall be deemed to be $47.5 million, (ii) includes the fiscal quarter of the Borrower ended March 31, 2011, Consolidated EBITDA for such fiscal quarter shall be deemed to be $50.3 million, (iii) includes the fiscal quarter of the Borrower ended June 30, 2011, Consolidated EBITDA for such fiscal quarter shall be deemed to be the actual Consolidated EBITDA for such fiscal quarter (determined on a Pro Forma Basis giving effect to the Transactions as if same had occurred on March 31, 2011) and (iv) includes the fiscal quarter of the Borrower ended September 30, 2011, Consolidated EBITDA for such fiscal quarter shall be deemed to be the actual Consolidated EBITDA for such fiscal quarter (determined on a Pro Forma Basis giving effect to the Transactions as if same had occurred on June 30, 2011). In the case of determinations of the Interest Expense Coverage Ratio pursuant to this Agreement, (i) in the case of the Test Period ending on September 30, 2011, Consolidated Interest Expense for such Test Period shall be the actual Consolidated Interest Expense for the period commencing on October 1, 2010 and ending on September 30, 2011 (determined on a Pro Forma Basis giving effect to the Transactions as if same had occurred on October 1, 2010), (ii) in the case of the Test Period ending on December 31, 2011, Consolidated Interest Expense for such Test Period shall be the actual Consolidated Interest Expense for the period commencing on January 1, 2011 and ending on December 31, 2011 (determined on a Pro Forma Basis giving effect to the Transactions as if same had occurred on January 1, 2011), (iii) in the case of the Test Period ending on March 31, 2012, Consolidated Interest Expense for such Test Period shall be the actual Consolidated Interest Expense for the period commencing on April 1, 2011 and ending on March 31, 2012 (determined on a Pro Forma Basis giving effect to the Transactions as if same had occurred on April 1, 2011) and (iv) in the case of the Test Period ending on June 30, 2012, Consolidated Interest Expense for such Test Period shall be the actual Consolidated Interest Expense for the period commencing on July 1, 2011 and ending on June 30, 2012 (determined on a Pro Forma Basis giving effect to the Transactions as if same had occurred on July 1, 2011).
“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that, for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein.
“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $45,000,000.
“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower of the Purchase Agreement and the consummation of the Acquisition and the other transactions contemplated thereby, (b) the execution, delivery and performance by the Borrower and the Subsidiaries party thereto of the Second Lien Credit Agreement and the other Second Lien Credit Documents and the making of the loans thereunder, (c) the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are a party and the making of the Borrowings hereunder, (d) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Specified Credit Agreement and (e) the payment of related fees and expenses.

“Transferred Assets” shall mean, at any time, the Transferred Receivables, all Collections with respect thereto and other proceeds thereof and any assets directly related thereto, including books, records and supporting obligations, contracts and other rights directly relating thereto, in each case which are customarily transferred in connection with the asset securitization transactions involving Transferred Receivables.
“Transferred Receivables” shall mean, at any time, all outstanding Receivables acquired by a Non-Recourse Servicer Advance Debt Entity from a Seller pursuant to any Receivables Purchase Agreement.
“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.
“United States” and “U.S.” shall each mean the United States of America.
“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.
“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal by the Borrower or an ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly Owned Subsidiary of such Person which is a Domestic Subsidiary.
“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly Owned Subsidiary of such Person which is a Foreign Subsidiary.
“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).
Section 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Credit Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 6 or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding anything to the contrary contained herein, all financial covenants contained herein or in any other Credit Document shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).
ARTICLE 2
The Credits
Section 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment, and (b) to make Revolving Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided that the aggregate principal amount of Revolving Loans made on the Closing Date shall not exceed $23,000,000. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
Section 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 in the case of a Term Borrowing and an integral multiple of $100,000 and not less than $1,000,000 in the case of a Revolving Borrowing or (ii) equal to the remaining available balance of the applicable Commitments.
(b) Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than seven Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.
(f) If the applicable Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.22(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.22(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
Section 2.03. Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery, e-mail or facsimile transmission to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
Section 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 0.75% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).
(c) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06 and (ii) to each Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank a fronting fee equal to 0.25% (or such other amount as may be agreed to by such Issuing Bank) of the aggregate face amount of outstanding Letters of Credit (due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of any Letter of Credit, and on the Revolving Credit Maturity Date) and the standard issuance and drawing fees specified from time to time by such Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, at all times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Credit Document, by acceleration or otherwise, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such defaulted amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, at all times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00% per annum.
Section 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the Lenders holding more than 50% in principal amount of the Loans which are to be included in such Eurodollar Borrowing of making or maintaining such Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or Section 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.
Section 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on September 30, 2011, if the initial Credit Event shall not have occurred by such time.
(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
Section 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:
(i) until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;
(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
(v) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
(vii) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;
(viii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and
(ix) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.
Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.
Section 2.11. Repayment of Term Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the last Business Day of each March, June, September and December, commencing on the last Business Day of December, 2011 (each such date being called a “Repayment Date”), a principal amount of the Term Loans (as adjusted from time to time pursuant to Section 2.12(b), Section 2.13(g) and Section 9.04(l)) equal to 3.75% of the aggregate principal amount of the Term Loans made on the Closing Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
(c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
Section 2.12. Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 in the case of a Term Borrowing and an integral multiple of $100,000 and not less than $1,000,000 in the case of a Revolving Borrowing.
(b) Voluntary prepayments of Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11 as may be specified by the Borrower, or if not so specified, in direct order of maturity.
(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may (x) revoke such notice prior to the proposed date of prepayment and/or (y) extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.12(d)and to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) In the event that the Term Loans are prepaid in whole or in part pursuant to Section 2.12(a) or Section 2.13 (other than Sections 2.13(a) and 2.13(d)) or in the event of an assignment of Term Loans pursuant to Section 2.21, in each case on or prior to the second anniversary of the Closing Date, the Borrower shall pay to the Term Lenders a prepayment fee (the “Prepayment Fee”) equal to the applicable percentage set forth below of the aggregate principal amount of Term Loans so prepaid, assigned or paid, as the case may be, determined as follows:

Prepayment Premium or Fee
as a Percentage of
Relevant Period	the Principal Amount Prepaid or Assigned
On or prior to the first anniversary of the Closing Date	2.00%

After the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date	1.00%
Amounts payable pursuant to this Section 2.12(d) shall be due and payable on the date of effectiveness of the applicable prepayment or assignment.
Section 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and replace or cause to be canceled or Cash Collateralized (or make other arrangements satisfactory to the Administrative Agent and each Issuing Bank with respect to) all outstanding Letters of Credit issued by such Issuing Bank. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings and, after the Revolving Credit Borrowings shall have been repaid or prepaid in full, replace or cause to be canceled or Cash Collateralized (or make other arrangements satisfactory to the Administrative Agent and each Issuing Bank with respect to) Letters of Credit issued by such Issuing Bank in an amount sufficient to eliminate such excess.
(b) In addition to any other mandatory repayments pursuant to this Section 2.13, on each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness permitted to be incurred pursuant to Section 6.04), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of such Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g).
(c) In addition to any other mandatory repayments pursuant to this Section 2.13, on each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g); provided, however, that with respect to any Net Sale Proceeds received by the Borrower or its Subsidiaries from an Asset Sale permitted hereunder (other than in connection with an Asset Sale pursuant to Section 6.02(xiv) the Net Sale Proceeds of which shall be applied as provided in this Section 2.13(c) without regard to this proviso or the following proviso), such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and an Authorized Officer of the Borrower shall have delivered a certificate to the Administrative Agent setting forth the Borrower’s or such Subsidiary’s intention to purchase assets as permitted pursuant to this proviso and such Net Sale Proceeds shall be used (or contractually committed to be used pursuant to a written binding agreement with a Person that is not an Affiliate of the Borrower or any Subsidiary) to purchase assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 6.13 within 365 days following the date of such Asset Sale, and provided further, that (I) if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 2.13(c) are not so used (or contractually committed to be so used) within such 365-day period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.13(c) without regard to the immediately preceding proviso period and (II) if all or any portion of such Net Sale Proceeds are not required to be applied on the last day of such 365-day period referred to in clause (I) of this proviso because such amount is contractually committed within such period to be used and then either (A) subsequent to such date such contract is terminated or expires without such portion being so used or (B) such contractually committed portion is not so used within 180 days after the date of such commitment, such remaining portion, in the case of either of preceding clause (A) or (B), shall be applied as a mandatory repayment as provided above in this Section 2.13(c) without regard to the immediately preceding proviso.
(d) In addition to any other mandatory repayments pursuant to this Section 2.13, on each Excess Cash Flow Payment Date, an amount equal to the remainder of (if positive) (i) the Applicable Excess Cash Flow Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period minus (ii) the aggregate amount of principal prepayments of Loans to the extent (and only to the extent) that such prepayments were made as a voluntary prepayment pursuant to Section 2.12(a) other than with proceeds of asset sales (other than from sales of inventory in the ordinary course of business), sales or issuances of Equity Interests, capital contributions, insurance or condemnation events or Indebtedness or other proceeds that would not be included in Adjusted Consolidated Net Income or utilizing the Available Amount (but in the case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Credit Commitment in an amount equal to such prepayment) during the relevant Excess Cash Flow Payment Period, shall be applied as a mandatory repayment in accordance with the requirements of Section 2.13(g). Notwithstanding the foregoing, at the option of the Borrower, all or any portion of any mandatory repayment required pursuant to this clause (d) for any Excess Cash Flow Payment Period may be paid or applied prior to the related Excess Cash Flow Payment Date (but no earlier than January 1 of the fiscal year in which the related Excess Cash Flow Payment Date occurs), provided that (x) no such mandatory repayment shall be added to the aggregate amount of principal prepayments described in subclause (ii) above for any succeeding Excess Cash Flow Payment Period and (y) the Borrower shall pay such additional amounts (if any) as necessary to pay the full amount of any mandatory repayment required pursuant to this clause (d) no later than the applicable Excess Cash Flow Payment Date (it being understood that if such initial prepayment exceeds such requirement, such excess shall be treated as a voluntary prepayment pursuant to Section 2.12(a) in the fiscal year in which such prepayment was made).

(e) In addition to any other mandatory repayments pursuant to this Section 2.13, within one Business Day following each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $50,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be used (or contractually committed to be used pursuant to a written binding agreement with a Person that is not an Affiliate of the Borrower or any Subsidiary) to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 365 days following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended), and provided further, that (I) if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used (or contractually committed to be so used) within 365 days after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.13(e) without regard to the immediately preceding proviso and (II) if all or any portion of such proceeds are not required to be applied on the last day of such 365-day period referred to in clause (I) of this proviso because such amount is contractually committed to be used and then either (A) subsequent to such date such contract is terminated or expires without such portion being so used or (B) such contractually committed portion is not so used within 180 days after the date of such commitment, such remaining portion, in the case of either of preceding clause (A) or (B), shall be applied as a mandatory repayment as provided above in this Section 2.13(e) without regard to the immediately preceding proviso.
(f) In addition to any other mandatory repayments pursuant to this Section 2.13, within one Business Day following each date on or after the Closing Date upon which an Equity Issuance occurs, an amount equal to the Applicable Equity Issuance Prepayment Percentage of the Net Equity Proceeds of such Equity Issuance (the “Equity Issuance Amount”) shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g); provided, however, if no Default or Event of Default exists on the date of, and after giving effect to, such Equity Issuance and the Borrower has delivered a certificate to the Administrative Agent on such date stating that all or a portion of such Equity Issuance Amount shall be used (or contractually committed to be used pursuant to a written binding agreement with a Person that is not an Affiliate of the Borrower or any Subsidiary) to fund any Permitted Acquisition or Permitted Foreign Acquisition, any acquisition of Servicing Rights (including any associated obligation to fund servicing advances, including Delinquency Advances or Protective Advances) pursuant to Section 6.05(xx) or any Investment in the SerVertis Funds permitted by Section 6.05(ix)(C)(2) within 365 days following the date of such Equity Issuance (which certificate shall set forth the estimates of the Equity Issuance Amount to be so expended), then the amount so specified shall not be required to be applied pursuant to Section 2.13(g); and provided further, that (I) if all or any portion of such Equity Issuance Amount not required to be so applied pursuant to the preceding proviso is not so used (or contractually committed to be so used) within 365 days after the date of such Equity Issuance (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to use the Equity Issuance Amount as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.13(f) without regard to the immediately preceding proviso and (II) if all or any portion of such proceeds are not required to be applied on the last day of such 365-day period referred to in clause (I) of this proviso because such amount is contractually committed to be used and then either (A) subsequent to such date such contract is terminated or expires without such portion being so used or (B) such contractually committed portion is not so used within 180 days after the date of such commitment, such remaining portion, in the case of either of preceding clause (A) or (B), shall be applied as a mandatory repayment as provided above in this Section 2.13(f) without regard to the immediately preceding proviso.
(g) Each amount required to be applied pursuant to Section 2.13(b) through Section 2.13(f) in accordance with this Section 2.13(g) shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11(a) (or, if elected by the Borrower, in direct order of maturity against the next four scheduled installments of principal due and then pro rata against the remaining scheduled installments of principal due in each case in respect of the Term Loans under Section 2.11(a)).
(h) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16 and Section 2.12(d) (except prepayments of Borrowings under Sections 2.13(a) and 2.13(d) shall not be subject to Section 2.12(d)), but shall otherwise be without premium or penalty, and (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
Section 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), shall subject a Lender to Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or on its deposits, reserves, other liabilities or capital attributable thereto or shall impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender or any Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender or such Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:
(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
Section 2.16. Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i)its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.17. Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as permitted under Section 9.04(l) or required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.
Section 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Credit Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including any application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than, unless such assignment was made pursuant to Section 9.04(l), to the Borrower or any of its Affiliates (it being understood that, unless such assignment was made pursuant to Section 9.04(l), the provisions of this Section 2.18 shall apply). The Borrower expressly consents to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Credit Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.
(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Credit Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
Section 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender and each Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Credit Party shall make such deductions and (iii) the Borrower or such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.20(e). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a “United States person” within the meaning of Section 7701(a)(30) of the Code, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A) in the case of a Lender that is not a Foreign Lender, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C) in the case of a Foreign Lender for which payments under any Credit Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under any Credit Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide the certificate described in (D)(2) above on behalf of such partners; or
(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable withholding agent, at the time or times prescribed by law and at such time or times reasonably requested by such withholding agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the withholding agent as may be necessary for the withholding agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
Section 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Credit Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Credit Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of each Issuing Bank), which consents shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or the affected Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or such Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16 and, if applicable, the Prepayment Fee pursuant to Section 2.12(d) (with such assignment being deemed to be a voluntary prepayment for purposes of determining the applicability of Section 2.12(d), such amount to be payable by the Borrower)); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and each Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or such Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or such Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).
(b) If (i) any Lender or any Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.

Section 2.22. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its Wholly Owned Subsidiaries (in which case the Borrower and such Wholly Owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect as set forth in Section 2.09(a). This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall deliver, e-mail or fax to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $22,500,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.
(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Credit Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e) Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement on the Business Day that the Borrower shall have received notice from such Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 12:00 Noon, New York City time, or notice was not received on a Business Day, on the Business Day immediately following the day that the Borrower received such notice.
(f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
(i) any lack of validity or enforceability of any Letter of Credit or any Credit Document, or any term or provision therein;
(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Credit Document;
(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Credit Document or any other related or unrelated agreement or transaction;
(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
(vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit issued by such Issuing Bank (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Bank.
(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Bank, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.
(i) Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to such Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of such previous Issuing Bank under this Agreement and the other Credit Documents and (ii) references herein and in the other Credit Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
(j) Cash Collateralization. If the Revolving Loans have become due and payable (whether at stated maturity, by acceleration or otherwise) and Letters of Credit are outstanding, the Borrower shall, following notice from the Administrative Agent or Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to 103% of L/C Exposure as of such date; provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Section 7.01(e) with respect to the Borrower. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the earlier of (x) all Events of Default have been cured or waived and (y) all Letters of Credit have expired and the L/C Exposure has been reduced to zero.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.
Section 2.23. Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Collateral Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Exposure, to be applied pursuant to clause (b) below. If at any time the Collateral Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Collateral Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 or Section 2.24 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.24 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.
Section 2.24. Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facility without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii) (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.23.
(C) With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv) All or any part of such Defaulting Lender’s participation in L/C Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.23.
(b) If the Borrower, the Collateral Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 2.24(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE 3
Representations and Warranties
In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations and warranties, in each case after giving effect to the Transactions, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Article 3 are true and correct in all material respects on and as of the Closing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

Section 3.01. Company Status. The Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except to the extent all failures with respect to the foregoing clauses (i) and (ii) (other than, in the case of clauses (i) and (ii), with respect to the Borrower or any other material Credit Party) and (iii) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.02. Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is party and, in the case of the Borrower, to borrow hereunder, and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought by proceedings in equity or at law).
Section 3.03. No Violation. The execution, delivery and performance of this Agreement and the other Credit Documents, the issuance of Letters of Credit hereunder, the borrowings hereunder and the use of the proceeds thereof will not (i) contravene any provision of any material law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) violate or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase of redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and pursuant to the Second Lien Credit Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of, any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.
Section 3.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests or liens created under the Security Documents), or exemption or other action by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document or the legality, validity, binding effect or enforceability of any such Credit Document.

Section 3.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) (i) The audited consolidated balance sheets of the Borrower and its Subsidiaries at December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of income and cash flows and changes in stockholder’s equity of the Borrower for the three fiscal years of the Borrower ended on such dates, in each case furnished to the Administrative Agent for delivery to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the dates of said financial statements and the results of operations for the respective periods covered thereby and (ii) the unaudited consolidated balance sheet of the Borrower as at March 31, 2011 and the related consolidated statements of income and cash flows and changes in stockholders’ equity of the Borrower for the three-month period ended on such date, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at the date of said financial statements and the results of operations for the respective periods covered thereby, subject to normal year-end adjustments and the absence of footnotes. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.
(b) (i) The audited consolidated balance sheets of the Target and its subsidiaries at December 31, 2009 and December 31, 2010 and the related consolidated statements of income and cash flows and changes in members’ equity of the Target for the two fiscal years of the Target ended on such dates, in each case furnished to the Administrative Agent for delivery to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Target and its subsidiaries at the dates of said financial statements and the results of operations for the respective periods covered thereby and (ii) the unaudited consolidated balance sheet of the Target and its Subsidiaries at March 31, 2011 and the related consolidated statements of income and cash flows and changes in members’ equity of the Target for the three-month period ended on such date, in each case furnished to the Administrative Agent for delivery to non-Public Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial condition of the Target and its subsidiaries at the date of said financial statements and the results of operations for the respective periods covered thereby, subject to normal year-end adjustments and the absence of footnotes. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(c) The Borrower has heretofore delivered to the Administrative Agent for delivery to the Lenders its (i) unaudited combined balance sheet as at December 31, 2010, (ii) unaudited combined statements of income for the fiscal year ended December 31, 2010, (iii) unaudited combined balance sheet as at March 31, 2011 and (iv) unaudited combined statements of income for the twelve-month period ended March 31, 2011, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheets, on such dates and, with respect to such other financial statements, on the first day of such period ending on such date. Such combined financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date thereof and on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a combined basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
(d) On and as of the Closing Date, and after giving effect to the Transactions and to all Indebtedness (including the Loans and loans under the Second Lien Credit Agreement) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the fair value of the assets, at a fair valuation, of the Credit Parties (taken as a whole) will exceed their debts, (ii) the sum of the present fair salable value of the assets of the Credit Parties (taken as a whole) will exceed the amount that will be required to pay their debts as such debts become absolute and matured, (iii) the Credit Parties (taken as a whole) have not incurred and do not intend to incur debts beyond their ability to pay such debts as such debts mature, and (iv) the Credit Parties (taken as a whole) will have sufficient capital with which to conduct their businesses. For purposes of this Section 3.05(d), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
(e) Except as reflected in the financial statements delivered pursuant to Section 3.05(a) and (b), and except for the Indebtedness incurred under this Agreement and under the Second Lien Credit Agreement or otherwise incurred in the ordinary course of business, there were as of the Closing Date no liabilities or obligations that would be required to be reflected in the consolidated financial statements of the Borrower and its Subsidiaries by GAAP with respect to the Borrower or any of its Subsidiaries, or of the Target and its Subsidiaries by GAAP with respect to the Target and its Subsidiaries, of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(f) The Projections delivered to the Administrative Agent and the Lenders prior to the Closing Date are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and to be reasonable on the Closing Date, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections and that such differences may be material.

(g) After giving effect to the Transactions, since December 31, 2010, there has been no change in the business, operations, property, assets or financial condition of the Borrower or any of its Subsidiaries that either, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
Section 3.06. Litigation. Except as set forth on Schedule 3.06, there are no actions, suits or proceedings at law or in equity pending or, to the Knowledge of the Borrower, threatened (i) with respect to any Credit Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 3.07. True and Complete Disclosure. The Confidential Information Memorandum and all other factual information (taken as a whole) other than the Projections furnished by or on behalf of the Borrower in writing to the Administrative Agent, any Lead Arranger or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent, any Lead Arranger or any Lender will be, complete and correct in all material respects on the date as of which such information is dated or certified and does not or will not contain any untrue statement of a material fact or omit a material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided (giving effect to all supplements and updates provided thereto prior to the Closing Date); provided that no representation is made with respect to information of a general economic or general industry nature.
Section 3.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans and all Letters of Credit will be used by the Borrower only for the purposes specified in the introductory statement to the Agreement.
(b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will, whether directly or indirectly, and whether immediately, incidentally or ultimately, violate or be inconsistent with the provisions of Regulation T, U or X.
Section 3.09. Tax Returns and Payments. Except as set forth on Schedule 3.09, the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all material federal, state, local and foreign returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Borrower and each of its Subsidiaries has paid all material taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP. Except as set forth in Schedule 3.09, there is no action, suit, proceeding, investigation, audit or claim now pending or, to the Knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any material taxes relating to the Borrower or any of its Subsidiaries. For its taxable year ending December 31, 2010, the Borrower qualified for treatment as a “real estate investment trust” under Sections 856 through 860 of the Code.

Section 3.10. Compliance with ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code except for non-compliance which, in the aggregate, would not have a Material Adverse Effect. No ERISA Event has occurred within the past five years or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred or are reasonably likely to occur, could reasonably be expected to have a Material Adverse Effect.
Section 3.11. Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or within 30 days following the Closing Date (or within such longer period as the Collateral Agent may agree in its sole discretion) or, if later, upon the effectiveness of the recordings described herein will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein to the extent required thereunder (other than (i) any Security Agreement Collateral consisting of cash not contained in a deposit account or securities account not subject to the “control” (as defined under the UCC) of the Collateral Agent and (ii) any Security Agreement Collateral consisting of deposit accounts not subject to the “control” (as defined under the UCC) of the Collateral Agent), subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents, if applicable and (y) the Grant of Security Interest in U.S. Trademarks, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.
(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person, other than subordinated liens in favor of the collateral agent under the Second Lien Credit Agreement.

(c) After the execution, delivery and recordation thereof, in the offices specified on Schedule 3.11(c), or, if delivered pursuant to Section 5.12, in the recording office specified by Borrower, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on all right, title and interest of the Credit Parties in and to the respective Mortgaged Property (to the extent such Mortgaged Property constitutes real property or any interest in real property) in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).
Section 3.12. Properties. All Real Property (other than REO Property) owned by a Credit Party as of the Closing Date, with a book value as of March 31, 2011 of at least $2,500,000, is set forth on Schedule 3.12. Except as set forth on Schedule 3.12, the Borrower and each of its Subsidiaries has a valid and marketable title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, and a valid leasehold interest in the material properties leased by it, in each case free and clear of all Liens other than Permitted Liens.
Section 3.13. Capitalization. The authorized Equity Interests of the Borrower consists solely of Qualified Equity Interests. All outstanding Equity Interests of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.
Section 3.14. Subsidiaries. On and as of the Closing Date, (a) the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.14 and (b) Schedule 3.14 sets forth the percentage ownership (direct and indirect) of the Borrower in each class of Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding Equity Interests of each Subsidiary of the Borrower have been duly and validly issued and are fully paid (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed) and have been issued free of preemptive rights, and no Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights except as set forth on Schedule 3.14.
Section 3.15. Compliance with Statutes, Etc. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.16. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is required to register as an “investment company”, or is subject to regulation, under the Investment Company Act of 1940, as amended.
Section 3.17. Insurance. Schedule 3.17 sets forth a listing of all material insurance maintained by the Borrower and its Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
Section 3.18. Environmental Matters. (a) The Borrower and each of its Subsidiaries is and has been in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the Knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries). To the Knowledge of the Borrower there are no facts, circumstances, conditions or occurrences with respect to the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries) or any other property that could be reasonably expected (i) to form the basis of any liability under Environmental Law or an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy, use or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.
(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on, to, or from, any Real Property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower, any other property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim or any liability under Environmental Law.
(c) Notwithstanding anything to the contrary in this Section 3.18, the representations and warranties made in this Section 3.18 shall be untrue only if the effect of any or all facts, circumstances, occurrences, conditions, violations, claims, restrictions, failures, liabilities or noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.19. Employment and Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) — (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
Section 3.20. Intellectual Property, Etc. The Borrower and each of its Subsidiaries owns or has the right to use all the patents, permits, trademarks, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
Section 3.21. Indebtedness. Schedule 3.21 sets forth a list of all Indebtedness (including Contingent Obligations, but excluding (i) intercompany Indebtedness solely between or among the Credit Parties and (ii) Indebtedness under the Existing Fannie Mae Credit Agreement, the Existing Receivables Loan Agreement and the Existing Warehouse Loan Agreement (it being understood that the representation set forth in this Section 3.21 shall not be deemed to be incorrect to the extent that Indebtedness in an aggregate amount not exceeding $10,000,000 is not reflected on Schedule 3.21)) of the Borrower and its Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect to the Transactions (excluding the Loans and the Letters of Credit and Indebtedness under the Second Lien Credit Agreement, the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

Section 3.22. Anti-Terrorism Law. (a) Neither the Borrower nor any of its Subsidiaries is in violation of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the USA PATRIOT Act. Neither the Borrower nor any of its Subsidiaries and, to the Knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its Subsidiaries or any director, officer, employee or Affiliate of the Borrower or any of its Subsidiaries, as the case may be, is any of the following:
(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
(b) Neither the Borrower nor any of its Subsidiaries and, to the Knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 3.22(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(c) The Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
Section 3.23. Servicing Agreements. Except as set forth on Schedule 3.23, as of the Closing Date, none of the Servicing Agreements under which the Borrower or any Subsidiary of the Borrower acts as servicer or subservicer provides for the removal or termination of the Borrower or any such Subsidiary or any transfer, in whole or in part, of any mortgage servicing rights from the Borrower or any such Subsidiary upon the failure by the related pool of mortgage receivables to meet any specified loan performance criteria.
Section 3.24. Agreements. None of the Borrower or any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

Section 3.25. Transaction Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Purchase Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). As of the Closing Date, neither the Borrower nor any Credit Party or, to the Knowledge of the Borrower or each Credit Party, any other Person party thereto is in default in the performance or compliance with any material provisions thereof. All representations and warranties of each of the Credit Parties, set forth in the Purchase Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).
Section 3.26. Foreign Corrupt Practices Act. The Borrower and its directors, officers, agents, employees, and any person acting for or on behalf of the Borrower has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable antibribery or anticorruption law, and it and they have not made, offered, promised, or authorized, and will not make, offer, promise, or authorize, whether directly or indirectly, any payment, of anything of value to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”); while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (c) securing an improper advantage; in order to obtain, retain, or direct business.
ARTICLE 4
Conditions of Lending
The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:
Section 4.01. All Credit Events after the Closing Date. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing), and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”), in each case after the Closing Date:
(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.22(b).

(b) Except in the case of any amendment to a Letter of Credit that is adverse to the beneficiary thereof or any extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit, the representations and warranties set forth in Article 3 and in each other Credit Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
(c) Except in the case of any amendment to a Letter of Credit that is adverse to the beneficiary thereof or any extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit, at the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.
Each Credit Event (other than an amendment to a Letter of Credit that is adverse to the beneficiary thereof or any extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
Section 4.02. First Credit Event. On the Closing Date:
(a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, a favorable written opinion of (i) Simpson Thacher & Bartlett LLP, counsel for the Borrower, (ii) Stuart Boyd, the Vice President, General Counsel and Secretary of the Borrower, and (iii) each counsel listed on Schedule 4.02(a), each such opinion to be in form and substance reasonably satisfactory to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to the Issuing Banks, the Administrative Agent and the Lenders, and (C) covering such matters relating to the Credit Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.
(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other equivalent formation document, including all amendments thereto, of each Credit Party, certified as of a recent date by the Secretary of State (or other similar official) of the state of its organization, and a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Credit Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement, memorandum and articles of association or other equivalent governing document of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date, (C) that the certificate or articles of incorporation or other equivalent formation document of such Credit Party has not been amended since the date of the last amendment thereto furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party; and (iii) the certificate referred to in the foregoing clause (ii) shall contain a certification by an Authorized Officer of such Credit Party as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate pursuant to clause (ii) above.
(c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (i), (j), (k) (second sentence only), (o), (p), (q) and (r) of Section 4.02.
(d) The Administrative Agent, each Lead Arranger and each Lender shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any other Credit Document or under the Commitment Letter or the Fee Letters referred to therein (including reasonable fees and expenses of counsel).
(e) (i) The Borrower shall have duly authorized, executed and delivered this Agreement, and each other party to this Agreement shall have executed and delivered this Agreement, and this Agreement shall be in full force and effect and (ii) each Subsidiary Guarantor shall have duly authorized, executed and delivered the First Lien Subsidiaries Guaranty substantially in the form of Exhibit C (as amended, modified and/or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.
(f) Each Credit Party and each other Subsidiary of the Borrower which is an obligee or obligor with respect to any Intercompany Debt shall have duly authorized, executed and delivered the Intercompany Subordination Agreement substantially in the form of Exhibit F (as amended, modified, restated and/or supplemented from time to time, the “Intercompany Subordination Agreement”), and the Intercompany Subordination Agreement shall be in full force and effect.
(g) Each Credit Party shall have duly authorized, executed and delivered the First Lien Pledge Agreement substantially in the form of Exhibit D (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken, and the Pledge Agreement shall be in full force and effect.

(h) Each Credit Party shall have duly authorized, executed and delivered the First Lien Security Agreement substantially in the form of Exhibit E (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:
(i) proper financing statements (Form UCC-1 or the equivalent) duly authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;
(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Closing Date, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);
(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement (other than to the extent such actions are required or permitted to be performed after the Closing Date) as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and
(iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken (other than to the extent such actions are required or permitted to be performed after the Closing Date), and the Security Agreement shall be in full force and effect.

(i) The Acquisition shall have been consummated substantially simultaneously with the funding of Loans on the Closing Date on the terms described in the Purchase Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Borrower, the Lenders or the Lead Arrangers without the prior written consent of the Lead Arrangers (it being understood and agreed that (a) any reduction in the aggregate amount of cash and stock consideration payable by the Borrower pursuant to the Purchase Agreement as in effect on March 25, 2011 (the “Acquisition Consideration”) (other than any reductions that in the aggregate are (x) 10% or less of the Acquisition Consideration as of March 25, 2011 and (y) if such reductions are reductions in the cash portion of the Acquisition Consideration, allocated on a dollar-for-dollar basis, (i) in the case of the first $15,000,000 of such reductions, to reduce the principal amount of the loans under the Second Lien Credit Agreement and (ii) the remainder, 50% to reduce the aggregate principal amount of the Term Facility and the loans under the Second Lien Credit Agreement (allocated among such facilities as determined by the Lead Arrangers) and 50% to reduce the Acquisition Consideration paid by the Borrower or any of its Affiliates) and (b) any amendment or modification to (x) Section 10.1 or 10.7 of the Purchase Agreement or (y) any provision of the Purchase Agreement setting forth any liability cap or limitation on damages or remedies of which the Lead Arrangers and the Lenders are beneficiaries pursuant to Section 10.7 of the Purchase Agreement (including, without limitation, Sections 8.2, 10.11 and 10.15 and Article 9 thereof), shall in each case be deemed to be a modification which is materially adverse to the Lenders).
(j) The Borrower shall have received gross cash proceeds of not less than $265,000,000 (subject to adjustment as provided in clause (i) above) from loans made under the Second Lien Credit Agreement.
(k) All principal, premium, if any, interest, fees and other amounts due or outstanding under the Specified Credit Agreement shall have been (or substantially simultaneously with the funding of Loans on the Closing Date shall be) paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Subsidiaries shall have outstanding no Indebtedness for borrowed money or Preferred Equity other than (a) Indebtedness outstanding under this Agreement, (b) the loans under the Second Lien Credit Agreement (c)(i) debt of Green Tree Servicing LLC in an aggregate principal amount not to exceed $20,100,000 under the Existing Fannie Mae Credit Agreement, (ii) debt of Green Tree Advance Receivables II LLC in an aggregate principal amount not to exceed $75,000,000 under the Existing Receivables Loan Agreement, (iii) debt of Green Tree Servicing LLC in an aggregate principal amount not to exceed $5,000,000 under the Existing Warehouse Loan Agreement and (iv) non-recourse debt in an aggregate principal amount not to exceed $2,750,000,000 of Securitization Vehicles, (d) indebtedness listed on Schedule 3.21 and (e) Qualified Equity Interests.
(l) The Lenders shall have received the financial statements referred to in Section 3.05.
(m) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower substantially in the form attached hereto as Exhibit K certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent.
(n) The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(o) The Target’s consolidated EBITDA for the twelve-month period ending on March 31, 2011 (calculated in a manner consistent with the presentation of EBITDA set forth in the Project Cardinal Offering Memorandum provided to the Lead Arrangers prior to March 25, 2011, adjusted for provision expense on advances) shall not be less than $160,000,000.
(p) Except as set forth on Schedule 3.7 to the Purchase Agreement as in effect on March 25, 2011, since December 31, 2010, there shall not have been, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this clause, “Company Material Adverse Effect” means any change, development, circumstance, effect, event or fact (a) that has, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, assets, liabilities or results of operations of the Group Companies, taken as a whole or (b) would reasonably be expected to prevent or materially impede or materially delay the performance in all material respects by the Seller and/or the Company of their respective obligations under the Purchase Agreement or the consummation of the transactions contemplated thereby; provided, however, that any adverse change, event or effect arising from or related to: (i) conditions affecting the United States economy generally, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes after March 25, 2011 in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes after March 25, 2011 in GAAP, (v) changes after March 25, 2011 in any Law or other binding directives issued by any Governmental Entity, (vi) changes after March 25, 2011 that are generally applicable to the industries or markets in which the Group Companies operate, (vii) the public announcement of the transactions contemplated by the Purchase Agreement, (viii) any material failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Purchase Agreement; provided that any change, effect, event or occurrence that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (viii), (ix) the taking of any action contemplated by the Purchase Agreement and the other agreements contemplated thereby, including the completion of the transactions contemplated thereby, (x) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing Date, or (xi) the matter set forth in Schedule I to the Commitment Letter, shall not (for purposes of clause (a) of this definition) be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, further, however, that any change, event or effect referred to in clauses (i) through (vi) may be taken into account in determining whether or not there has been a “Company Material Adverse Effect” to the extent such change, event or effect has a disproportionate adverse affect on the Group Companies, taken as a whole, as compared to other participants in the industry in which the Group Companies operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a “Company Material Adverse Effect”). Solely for purposes of this clause, any capitalized terms used in the clause shall have the same meaning as set forth in the Purchase Agreement as in effect on March 25, 2011.

(q) The representations and warranties made by or on behalf of the GTH LLC, the Target and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or an Affiliate thereof) has the right (determined without regard to any notice requirement) to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement shall be true and correct. The representations and warranties set forth in Section 3.01(i), Section 3.02, Section 3.03(i), Section 3.03(ii) (with respect to the Purchase Agreement, the Existing Fannie Mae Credit Agreement, the Existing Receivables Loan Agreement, non-recourse debt of Securitization Vehicles and indebtedness listed on Schedule 3.21), Section 3.03(iii), Section 3.05(d), Section 3.08(b), Section 3.11, Section 3.16 and Section 3.22 shall be true and correct.
(r) No Default or Event of Default under Section 7.01(d)(i)(x) or Section 7.01(d)(ii) (with respect to the Existing Fannie Mae Credit Agreement, the Existing Receivables Loan Agreement, the Existing Warehouse Loan Agreement or any other Indebtedness (other than non-recourse debt of Securitization Vehicles) with an aggregate principal amount or termination or settlement value (as applicable) of at least $20,000,000) or Section 7.01(d)(i)(y) (as a result of any breach of a financial covenant or the occurrence of any termination event or event of default as a result of any failure to meet any specified financial condition or financial requirement under the Existing Receivables Loan Agreement) shall have occurred and be continuing.
(s) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.03.
(t) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.03 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.
Notwithstanding anything in clause (g) or (h) to the contrary, other than with respect to the pledge and perfection of security interests in Stock Certificates held by a Credit Party and perfection of security interests in UCC Filing Collateral, to the extent any Collateral cannot be delivered, or a security interest therein cannot be perfected, on the Closing Date after the use of commercially reasonable efforts by the Borrower to do so, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but such delivery and perfection shall instead be required to be completed within 60 days after the Closing Date (it being understood that failure to so complete such requirements by such date shall, unless otherwise consented to in writing by the Administrative Agent in its discretion, constitute an Event of Default); provided that with respect to perfection of security interests in UCC Filing Collateral, the Borrower’s sole obligation as a condition to the availability of the Credit Facilities on the Closing Date shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Collateral Agent and to irrevocably authorize and to cause the applicable Subsidiary Guarantor to irrevocably authorize the Collateral Agent to file such UCC financing statements, and with respect to perfection of security interests in Stock Certificates, the Borrower’s sole obligation as a condition to the availability of the Credit Facilities on the Closing Date shall be to deliver to the Collateral Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank. For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets of the Target, the Borrower and their respective subsidiaries for which a security interest can be perfected by filing a Uniform Commercial Code financing statement and (2) “Stock Certificates” means Collateral consisting of stock certificates representing capital stock held by the Borrower and its subsidiaries required as Collateral under the Credit Documents.
ARTICLE 5
Affirmative Covenants
The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Credit Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or have been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank, unless the Required Lenders shall otherwise consent in writing:
Section 5.01. Information Covenants. The Borrower will furnish to the Administrative Agent which will promptly furnish to each Lender:
(a) Monthly Reporting. Within 30 days after the end of each fiscal month of the Borrower (other than the last fiscal month of each fiscal quarter of the Borrower), beginning with the Borrower’s fiscal month ending October, 2011, internally generated financial statements as at and for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month in the form used by management (it being understood that, notwithstanding anything to the contrary contained herein, no representation or warranty is made with respect to such internally generated financial statements).
(b) Quarterly Financial Statements. Within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income and stockholders equity and statement of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures where applicable for the corresponding quarterly period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, (ii) comparable budgeted figures for such quarterly period as set forth in the respective budget delivered pursuant to Section 5.01(e) and (iii) the information set forth on Schedule 5.01 for such quarterly period, which shall be certified as being true and correct in all material respects by an Authorized Officer of the Borrower.

(c) Annual Financial Statements. Within 90 days after the end of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and stockholders equity and statement of cash flows for such fiscal year setting forth comparative figures where applicable for the preceding fiscal year and reported on by Ernst & Young LLP or other independent certified public accountants of recognized national standing (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit), together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if such accounting firm obtained knowledge of such a Default or an Event of Default, a statement as to the nature thereof, in each case only to the extent that such accounting firm is not restricted or prohibited from doing so by its internal policies or accounting rules or guidelines generally) and (ii) the information set forth on Schedule 5.01 for such fiscal year, which shall be certified as being true and correct in all material respects by an Authorized Officer of the Borrower.
(d) [Reserved].
(e) Budgets. No later than 75 days following the first day of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the four quarters of such fiscal year prepared in reasonable detail.
(f) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 5.01(b) and (c), a compliance certificate from an Authorized Officer of the Borrower substantially in the form of Exhibit G certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 2.13(b), 2.13(c), 2.13(e), 2.13(f), 6.01(x), 6.01(xii), 6.01(xxvii), 6.02(iv), 6.03(iii), 6.03(v), 6.03(vi), 6.04(iv), 6.04(vi), 6.04(vii), 6.04(xiii) (as it relates to Short-Term Warehouse Debt that is not Non-Recourse Short-Term Warehouse Debt), 6.04(xvi), 6.04(xix), 6.05(v), 6.05(ix), 6.05(xxi), 6.05(xxii) and 6.07 through 6.09, inclusive, at the end of such fiscal quarter or year, as the case may be, (ii) if delivered with the financial statements required by Section 5.01(c), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period, (iii) set forth in reasonable detail the amount of (and the calculations required to establish the amount of) the Available Amount at the end of such fiscal quarter or year, as the case may be (which calculations also include the amount of transactions effected pursuant to Sections 6.05(ix)(C)(2), 6.05(xii), 6.05(xix), 6.05(xx) or 6.05(xxi) (to the extent utilizing the Available Amount), and 6.07(b)), and (iv) certify that there have been no changes to Schedules 1 through 8 of the Security Agreement and Annexes A through G of the Pledge Agreement, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 5.01(f), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.
(g) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any Authorized Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto, (ii) any litigation or governmental investigation or proceeding pending, or any threat or notice of intention of any Person to file or commence any litigation or governmental investigation or proceeding, against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document and (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
(h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) (which delivery requirement shall be deemed satisfied by the posting of such information, materials or reports on EDGAR or any successor website maintained by the SEC so long as the Administrative Agent shall have been promptly notified in writing by the Borrower of the posting thereof) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Equity Interests of the Borrower, loans under the Second Lien Credit Agreement or any of its other material Indebtedness pursuant to the terms of the documentation governing the same.
(i) Environmental Matters. Promptly after any Authorized Officer obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:
(i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;
(ii) any condition or occurrence on or arising from any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of a liability under Environmental Law or an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and
(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence, noncompliance, liability or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.
(j) Patriot Act Information. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its on-going obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(k) Notice of Termination of or Defaults under a Servicing Agreement and MSR Call Option. Promptly, and in any event within three Business Days after any Authorized Officer obtains knowledge thereof, notice of (i) the termination of (or the written intention to terminate) any Servicing Agreement, (ii) the occurrence of any event which constitutes an event of default or similar occurrence under a Servicing Agreement to the extent that such event of default or similar occurrence, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (iii) any MSR Call Option exercised by an MSR Lender.
(l) Fannie Mae Servicer Entity Documents. Promptly after the formation and licensing of the Fannie Mae Servicer Entity, copies of all material agreements and arrangements entered into by the Fannie Mae Servicer Entity with Fannie Mae.

(m) Second Lien Credit Agreement. Promptly provide copies of any material notices or reports provided to the administrative agent under the Second Lien Credit Agreement pursuant to Section 5.01 thereof not otherwise provided to the Administrative Agent under this Section 5.01.
(n) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
Section 5.02. Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may reasonably request; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this sentence.
Section 5.03. Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. Such insurance to the extent consistent with the foregoing shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.
(b) The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that the insurers under such insurance policies shall endeavor to provide at least 15 days’ prior written notice of the cancellation thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be delivered to the Collateral Agent.

(c) If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 5.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance, provided that the Administrative Agent shall furnish written notice to the Borrower of its intent to procure such insurance.
(d) If at any time the area in which the buildings or other improvements (as defined in the applicable Mortgages) in respect of any Mortgaged Property are located is designated (1) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the NFIP as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (2) a “Zone 1” area, the Borrower shall obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require. Following the Closing Date, the Borrower shall deliver to the Collateral Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Collateral Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.
(e) With respect to any Mortgaged Property, carry and maintain commercial general liability insurance and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.
(f) The Borrower shall notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.03 is taken out by any Credit Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

Section 5.04. Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, (x) do or cause to be done all things necessary to preserve and keep in full force and effect its organizational existence and (y) take all reasonable action to maintain all rights, privileges, franchises, licenses, permits, copyrights, trademarks, and trade names necessary or desirable in the normal conduct of its business; provided, however, that nothing in this Section 5.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 6.02, (ii) the discontinuation, abandonment or expiration of any right, franchise, license, permit, copyright, trademark or patent if such discontinuation, abandonment or expiration could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.05. Compliance with Statutes, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.06. Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease, occupancy, or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws except for Permitted Liens related thereto. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties (x) in compliance in all respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries or (y) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 5.01(i), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 5.06(a), or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 7.01, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, a non-invasive environmental site assessment report concerning the Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that is in question, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action required by a Governmental Authority in connection with such Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 60 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

Section 5.07. ERISA. (a) Furnish written notice to the Administrative Agent promptly, and in any event within ten days after any responsible officer of Borrower or any ERISA Affiliate knows, or has reason to know, that any ERISA Event has occurred or is reasonably likely to occur that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $5,000,000.
(b) The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.08. End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its and each of its Domestic Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Domestic Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year.
Section 5.09. Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries (other than a Securitization Vehicle) to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except for such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.10. Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 6.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

Section 5.11. Use of Proceeds. The Borrower will use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.
Section 5.12. Additional Security; Further Assurances; Etc. (a) The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 5.12(a) shall not (i) apply to any Excluded Collateral or (ii) require any Credit Party to grant a Mortgage in (x) any Leasehold, (y) any owned Real Property the book value of which is less than $2,500,000 or (z) any REO Property.
(b) The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower will, and will cause the other Credit Parties that are Subsidiaries of the Borrower to, deliver to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 5.12 has been complied with.
(c) With respect to any owned Real Property with respect to which a Mortgage is delivered pursuant to this Section 5.12, Borrower will promptly (i) if requested by the Collateral Agent, provide the Lenders with a Mortgage Policy covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as an ALTA survey thereof certified to the Collateral Agent in form reasonably satisfactory to the Collateral Agent and (ii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

No later than three Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Section 5.12(c), in order to comply with the Flood Laws, the Collateral Agent shall have received the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”).
(d) The Borrower agrees that each action required by clauses (a) through (c) of this Section 5.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 5.12.
Section 5.13. [Reserved].
Section 5.14. [Reserved].
Section 5.15. [Reserved].
Section 5.16. [Reserved].
Section 5.17. [Reserved].
Section 5.18. Maintenance of Company Separateness. The Borrower will cause each of the Non-Recourse Entities and the Fannie Mae Servicer Entity to satisfy customary formalities for such entity, including, as applicable, (i) to the extent required by law, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate records and (iii) the maintenance of separate bank accounts in its own name. Neither the Borrower nor any other of its Subsidiaries shall make any payment to a creditor of any Non-Recourse Entity or the Fannie Mae Servicer Entity in respect of any liability of any Non-Recourse Entity or the Fannie Mae Servicer Entity, and no bank account of any Non-Recourse Entity or the Fannie Mae Servicer Entity shall be commingled with any bank account of the Borrower or any of its other Subsidiaries. Any financial statements distributed to any creditors of any Non-Recourse Entity or the Fannie Mae Servicer Entity shall clearly establish or indicate the corporate separateness of such Non-Recourse Entity or the Fannie Mae Servicer Entity from the Borrower and its other Subsidiaries. Neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the separate legal existence of the Borrower or any of its Subsidiaries being ignored, or in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with those of any other Person in a bankruptcy, reorganization or other insolvency proceeding.

Section 5.19. Certain Required Dividends. To the extent that (i) a Non-Recourse Servicer Advance Debt Entity holds Unrestricted cash and/or Cash Equivalents in excess of an aggregate amount equal to the lesser of (x) $10,000,000 and (y) 10% of the aggregate unused commitments under all Non-Recourse Servicer Advance Debt of such Non-Recourse Servicer Advance Debt Entity (net of amounts retained for bona fide business purposes which will be required to be satisfied within the immediately succeeding 30 days) as of the last Business Day of any fiscal month of the Borrower, then, within one Business Day thereafter, the Borrower will cause such Non-Recourse Servicer Advance Debt Entity to distribute such excess cash and Cash Equivalents to the Borrower or a Subsidiary Guarantor as a Dividend, and (ii) a Non-Recourse Warehouse Debt Entity holds Unrestricted cash and/or Cash Equivalents in excess of an aggregate amount equal to the lesser of (x) $10,000,000 and (y) 10% of the aggregate unused commitments under all Non-Recourse Short-Term Warehouse Debt of such Non-Recourse Warehouse Debt Entity (net of amounts retained for bona fide business purposes which will be required to be satisfied within the immediately succeeding 30 days) as of the last Business Day of any fiscal month of the Borrower, then, within one Business Day thereafter, the Borrower will cause such Non-Recourse Warehouse Debt Entity to distribute such excess cash and Cash Equivalents to the Borrower or a Subsidiary Guarantor as a Dividend, in each case to the extent permitted to do so under the requirements of the documents governing any Indebtedness of such Non-Recourse Entity (and net of any amounts that the Borrower acting reasonably and in good faith determines should be retained by such Non-Recourse Entity to ensure continued compliance with and the ability to service such Indebtedness in accordance with its terms).
Section 5.20. Maintenance of Ratings. The Borrower will use its commercially reasonable efforts to maintain at all times public ratings (of any level) for the Credit Facilities and public corporate ratings or corporate family ratings (as applicable) of any level with respect to the Borrower, in each case from each of S&P and Moody’s.
Section 5.21. Post-Closing Items. Notwithstanding anything herein or in the other Credit Documents to the contrary, the Credit Parties shall be permitted to deliver, and the Borrower shall, or shall cause each other Credit Party to, take all necessary actions to deliver, to the Collateral Agent or its legal counsel within 30 days following the Closing Date (or such longer period agreed to by the Collateral Agent in its reasonable discretion), stock certificates representing (x) 100% of the Equity Interests of Hanover Capital Securities, Inc. and (y) 66% of the voting Equity Interests and 100% of the non-voting Equity Interests of Green Tree Insurance Agency Reinsurance Limited, in each case together with undated stock powers executed in blank.

ARTICLE 6
Negative Covenants
The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Credit Document have been paid in full (other than contingent indemnification obligations for which no claim has been made) and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full or have been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank, unless the Required Lenders shall otherwise consent in writing:
Section 6.01. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible and including Equity Interests or other securities of any Person, including any Subsidiary) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or on any income or revenues or rights in respect of any thereof; provided that the provisions of this Section 6.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
(i) Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and in each case (x) which are for amounts that are not past-due and do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and for which adequate reserves have been established in accordance with GAAP;
(iii) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 6.01, plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, or obligations secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(iv) Liens created by or pursuant to this Agreement and the Security Documents;
(v) (x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries or materially detracting from the value of the Borrower’s or such Subsidiary’s property, rights or assets and (y) any interest or title of a lessor, sublessor or licensor under any operating lease or license agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 6.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;
(vii) Liens placed upon fixed or capital assets used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such assets, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 6.04(iv) and (y) in all events, the Lien encumbering the assets so acquired does not encumber any other asset of the Borrower or such Subsidiary;
(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;
(x) Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 7.01(i) and in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;
(xi) statutory and common law landlords’ liens under leases entered into in the ordinary course of business by the Borrower or any of its Subsidiaries;

(xii) (A) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and other social security legislation and (B) Liens securing the performance of bids, trade contracts, performance and completion guarantees, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (in each case exclusive of obligations in respect of Indebtedness), provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this sub-clause (B) shall not at any time exceed $5,000,000;
(xiii) Permitted Encumbrances;
(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition or Permitted Foreign Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or Permitted Foreign Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or Permitted Foreign Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;
(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;
(xvi) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xvii) (A) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary of the Borrower, in each case granted in the ordinary course of business and are customary in the banking industry in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements and (B) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(xviii) Liens placed upon Servicing Rights acquired by the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary to secure MSR Loans incurred solely for the purpose of financing the acquisition of any such Servicing Rights, provided that (x) the MSR Loans secured by such Liens are permitted by Section 6.04(xi) and (y) in all events, the Lien encumbering such Servicing Rights so acquired does not encumber any other asset of the Borrower or any Subsidiary of the Borrower (including other Servicing Rights then owned or thereafter acquired by the Borrower or any of its Subsidiaries);
(xix) Liens placed upon Transferred Assets acquired by any Non-Recourse Servicer Advance Debt Entity and placed at the time of the acquisition thereof by such Non-Recourse Servicer Advance Debt Entity to secure Non-Recourse Servicer Advance Debt incurred by such Non-Recourse Servicer Advance Debt Entity solely for the purpose of financing the acquisition of any such Transferred Assets from the applicable Seller, provided that (x) the Non-Recourse Servicer Advance Debt secured by such Liens is permitted by Section 6.04(xii) and (y) in all events, the Lien encumbering such Transferred Assets so acquired does not encumber any other asset of the Borrower or any of its Subsidiaries;
(xx) Liens placed upon Residential Mortgage Loans originated and owned by any Subsidiary of the Borrower and placed at the time of the origination of such Residential Mortgage Loans by such Subsidiary to secure Short-Term Warehouse Debt incurred solely for the purpose of financing the origination of such Residential Mortgage Loans, provided that (x) the Short-Term Warehouse Debt secured by such Liens is permitted by Section 6.04(xiii) and (y) in all events, the Lien encumbering such Residential Mortgage Loans does not encumber any other asset of the Borrower or any Subsidiary of the Borrower (including other Residential Mortgage Loans then owned or thereafter acquired by any Subsidiary of the Borrower);
(xxi) encumbrances on Servicing Rights and the Equity Interests of the Fannie Mae Servicer Entity, as applicable, in the form of an MSR Call Option;
(xxii) Liens on the Collateral securing obligations under the Second Lien Credit Agreement and any Permitted Refinancing thereof and having the same (or junior) priority of Liens afforded thereto; provided that such Liens are at all times subordinated to the Liens securing the Obligations in accordance with, and otherwise subject to, the terms of the Intercreditor Agreement or any other intercreditor agreement that is in substantially the form of Exhibit B hereto (mutatis mutandis);
(xxiii) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; provided such Liens shall not exceed the amount of such premiums so financed;
(xxiv) Liens on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xxv) Liens on assets of any Securitization Vehicle securing Non-Recourse Securitization Debt;
(xxvi) Liens on REO Property; and
(xxvii) additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 6.01 so long as neither the aggregate Fair Market Value (determined as of the date such Lien is incurred) of the assets subject thereto nor the aggregate outstanding principal amount of the obligations secured thereby exceed $5,000,000 in the aggregate for all such Liens at any time.
In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (xiv), (xviii), (xix) and (xx) of this Section 6.01 by the Borrower of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
Section 6.02. Consolidation, Merger, Purchase or Sale of Assets, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions with any Person (or agree to do any of the foregoing at any future time), except that:
(i) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 6.07;
(ii) the Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;
(iii) Investments may be made to the extent permitted by Section 6.05;
(iv) the Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iv)), so long as (u) no Default or Event of Default then exists or would result therefrom, (v) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (w) the consideration received by the Borrower or such Subsidiary consists of at least 75% cash and is paid at the time of the closing of such sale, (x) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 2.13(c), (y) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (iv) shall not exceed $25,000,000 in any fiscal year of the Borrower (for this purpose, using the Fair Market Value of property other than cash); provided that any unused portion of this basket in any fiscal year of the Borrower may be utilized in the immediately succeeding fiscal year of the Borrower (but not in any fiscal year of the Borrower thereafter), with the portion so carried forward to be deemed utilized last in such immediately succeeding fiscal year of the Borrower and (z) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (iv) shall not exceed $50,000,000 (for this purpose, using the Fair Market Value of property other than cash);

(v) the Borrower and each of its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property in the ordinary course of business (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 6.04(iv));
(vi) the Borrower and each of its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;
(vii) the Borrower and each of its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
(viii) the Borrower or any Subsidiary of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor;
(ix) any Subsidiary of the Borrower (other than a Non-Recourse Entity or the Fannie Mae Servicer Entity) may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as (A) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation and (B) in all other cases, a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation;
(x) any Foreign Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of the Borrower, so long as such Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation;

(xi) Permitted Acquisitions may be consummated in accordance with the requirements of Section 6.05(xii) and Permitted Foreign Acquisitions may be consummated in accordance with the requirements of Section 6.05(xxi);
(xii) the Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business for cash or Cash Equivalents;
(xiii) the Borrower and its Subsidiaries may convey, sell or otherwise transfer any Servicing Rights with respect to Residential Mortgage Loans owned or controlled by Fannie Mae to the Fannie Mae Servicer Entity;
(xiv) to the extent that an MSR Lender which is a Government Sponsored Entity exercises its MSR Call Option, the Borrower or the applicable Subsidiary of the Borrower may sell the Servicing Rights or all of the Equity Interests of the Fannie Mae Servicer Entity, as the case may be, that are subject to such MSR Call Option so long as the Net Sale Proceeds therefrom are applied in accordance with Section 2.13(c);
(xv) Subsidiaries of the Borrower may convey, sell or otherwise transfer any Residential Mortgage Loans originated and owned by such Subsidiary to an Approved Takeout Investor in accordance with the terms of the respective Short-Term Warehouse Documents;
(xvi) any Seller may sell Transferred Assets to a Non-Recourse Servicer Advance Debt Entity in accordance with the terms of the applicable Receivables Purchase Agreement in connection with the incurrence by such Non-Recourse Servicer Advance Debt Entity of Indebtedness permitted by Section 6.04(xii); provided that such Seller shall have received aggregate cash proceeds from such Non-Recourse Servicer Advance Debt Entity at the time of the respective transfer of not less than 70% of the face amount of the Transferred Receivables that constitute Transferred Assets and with the balance of such purchase price to be paid through the issuance by such Non-Recourse Servicer Advance Debt Entity of a Subordinated Seller Advance Note;
(xvii) Green Tree SerVertis Acquisition LLC or a similarly structured Subsidiary of the Borrower may acquire Residential Mortgage Loans for the sole purpose of, simultaneously with such acquisition, assigning (and may assign) all of its right, title and interest in such Residential Mortgage Loans to either (x) a trust or other securitization entity or a similarly structured entity created on behalf of the SerVertis Funds or a similarly structured entity or (y) any Affiliate of the SerVertis Funds or a similarly structured entity (other than the Borrower or any of its Subsidiaries), including without limitation, SerVertis REO LLC, a Delaware limited liability company, provided that such acquisition is funded solely with cash or other proceeds received, either directly or indirectly, by Green Tree SerVertis Acquisition LLC or such other similarly structured Subsidiary of the Borrower from the SerVertis Funds or any Affiliate of the SerVertis Funds or a similarly structured entity (other than the Borrower or any of its Subsidiaries); and
(xviii) the Borrower or any Subsidiary may in the ordinary course of business convey, sell or otherwise dispose of REO Property.

To the extent the Required Lenders waive the provisions of this Section 6.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents and, in the case of the sale of all of the Equity Interests of a Subsidiary Guarantor permitted by this Section 6.02 (other than to the Borrower or a Subsidiary thereof), such Subsidiary Guarantor shall be released from the Subsidiaries Guaranty, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
Section 6.03. Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:
(i) any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower also may pay Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower;
(ii) any Non-Wholly-Owned Subsidiary of the Borrower may pay Dividends to its shareholders, members or partners generally so long as the Borrower or its respective Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
(iii) the Borrower may redeem, repurchase or otherwise acquire for value, outstanding shares of its Qualified Equity Interests (or options or warrants to purchase its Qualified Equity Interests) following the death, disability or termination of employment of officers, directors or employees of the Borrower or any of its Subsidiaries, provided that (x) the aggregate amount of all Dividends paid or made pursuant to this clause (iii) shall not exceed $5,000,000 in any fiscal year of the Borrower and (y) at the time of any Dividend permitted to be made pursuant to this clause (iii), no Default or Event of Default shall then exist or would result therefrom;
(iv) the Borrower may pay Dividends on its Qualified Equity Interests solely through the issuance of additional shares of Qualified Equity Interests of the Borrower (but not in cash), provided that in lieu of issuing additional shares of Qualified Equity Interests as Dividends, the Borrower may increase the liquidation preference of the shares of Qualified Equity Interests in respect of which such Dividends have accrued;

(v) the Borrower may pay cash Dividends on its common stock so long as (A) the aggregate amount of Dividends paid pursuant to this clause (v) does not exceed $2,000,000 in any fiscal year of the Borrower and (B) no Default or Event of Default then exists or would result therefrom; and
(vi) the Borrower may pay cash Dividends on its common stock in any fiscal year of the Borrower in an aggregate amount for Dividends paid pursuant to this clause (vi) not to exceed 5% of Adjusted Consolidated Net Income for the preceding fiscal year, so long as (A) no Default or Event of Default then exists or would result therefrom, (B) the Total Leverage Ratio at the time such Dividend is declared and immediately after giving effect thereto, on a Pro Forma Basis, is less than 2.50 to 1.00, (C) any such dividend payable pursuant to this clause (vi) is paid (x) in the case of any dividend declared on or prior to December 31, 2011, within 90 days and (y) in the case of any dividend declared thereafter, within 60 days, in each case of the date of its declaration and (D) prior to the payment of such Dividend, the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying compliance with preceding sub-clauses (A), (B) and (C) and containing the calculations (in reasonable detail) required to establish compliance with preceding sub clause (B).
Section 6.04. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
(ii) Existing Indebtedness outstanding on the Closing Date and listed on Schedule 3.21 (as reduced by any permanent repayments of principal thereof) and in respect of any Continuing Letter of Credit and, in each case, any subsequent extension, renewal or refinancing thereof, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding (or, in the case of a revolving line of credit, the amount committed on the Closing Date (as reduced by any permanent commitment reductions thereunder)) at the time of any such extension, renewal or refinancing, and neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;
(iii) Indebtedness of the Borrower and its Subsidiaries under Interest Rate Protection Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, in each case so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 6.07) and purchase money Indebtedness described in Section 6.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $10,000,000 at any time outstanding;
(v) Indebtedness constituting Intercompany Loans to the extent permitted by Section 6.05(viii);
(vi) Indebtedness consisting of guaranties (x) by the Borrower and the Wholly-Owned Domestic Subsidiaries of the Borrower that are Subsidiary Guarantors of each other’s Indebtedness and other obligations permitted under this Agreement (other than obligations in respect of (A) any Short-Term Warehouse Debt, (B) any Non-Recourse Servicer Advance Debt, (C) any MSR Loans, (D) the Fannie Mae Servicer Entity, (E) any Servicing Agreements or (F) any Indebtedness permitted under Section 6.04(xvii)), (y) by Wholly-Owned Foreign Subsidiaries of the Borrower of each other’s Indebtedness and other contractual obligations permitted under this Agreement and (z) by the Borrower of Indebtedness and other obligations of Wholly-Owned Foreign Subsidiaries permitted under this Agreement so long as such guaranty is otherwise permitted as an Investment under Section 6.05; provided that the aggregate amount of obligations guaranteed pursuant to clause (z) plus the aggregate amount of Indebtedness incurred pursuant to Section 6.04(xvi) shall not exceed $10,000,000 at any one time;
(vii) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition or Permitted Foreign Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition or Permitted Foreign Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or Permitted Foreign Acquisition, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $15,000,000 at any one time outstanding;
(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within three Business Days of its incurrence;
(ix) Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(x) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with customary agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in connection with transactions otherwise permitted hereunder, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 6.04(vi);
(xi) Indebtedness of Subsidiaries of the Borrower under the MSR Documents in respect of the MSR Loans incurred by such Subsidiaries so long as (A) no Default or Event of Default then exists or would result therefrom, (B) calculations are made by the Borrower with respect to the financial covenants contained in Section 6.08 and 6.09 for the respective Calculation Period on a Pro Forma Basis as if the respective incurrence of such Indebtedness (as well as all other MSR Loans and other Indebtedness theretofore incurred after the first day of such Calculation Period) had occurred on the first day of (and had remained outstanding throughout) such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period, (C) the proceeds of such MSR Loans are used solely to finance the acquisition of Servicing Rights by such Subsidiaries and (D) prior to the incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying as to compliance with the requirements of preceding sub-clauses (A), (B) and (C) and containing the calculations (in reasonable detail) required to establish compliance with preceding sub-clause (B);
(xii) Non-Recourse Servicer Advance Debt and Subordinated Seller Advance Loans incurred by a Non-Recourse Servicer Advance Debt Entity so long as (A) no Default or Event of Default then exists or would result therefrom, (B) calculations are made by the Borrower with respect to the financial covenants contained in Section 6.08 and 6.09 for the respective Calculation Period on a Pro Forma Basis as if the respective incurrence of such Indebtedness (as well as all other Non-Recourse Servicer Advance Debt, Subordinated Seller Advance Loans and other Indebtedness theretofore incurred after the first day of such Calculation Period) had occurred on the first day of (and had remained outstanding throughout) such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period, (C) the proceeds of such Indebtedness are used to purchase Transferred Receivables from a Seller pursuant to a Receivables Purchase Agreement to enable such Seller to fund Delinquency Advances or Protective Advances and (D) prior to the incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying as to compliance with the requirements of preceding sub-clauses (A), (B)and (C) and containing the calculations (in reasonable detail) required to establish compliance with preceding sub clause (B);

(xiii) Short-Term Warehouse Debt incurred by a Subsidiary of the Borrower so long as (A) no Default or Event of Default then exists or would result therefrom, (B) calculations are made by the Borrower with respect to the financial covenants contained in Section 6.08 and 6.09 for the respective Calculation Period on a Pro Forma Basis as if the respective incurrence of such Indebtedness (as well as all other Short-Term Warehouse Debt and other Indebtedness theretofore incurred after the first day of such Calculation Period) had occurred on the first day of (and had remained outstanding throughout) such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period, (C) the proceeds of such Indebtedness are used to originate Residential Mortgage Loans and at, or prior to, the time of the incurrence of such Short Term Warehouse Debt, such Subsidiary has entered into an irrevocable binding written agreement pursuant to which an Approved Takeout Investor has agreed to purchase such originated Residential Mortgage Loans within 90 days of the origination thereof for a cash sale price of not less than the aggregate amount of the Short-Term Warehouse Debt incurred by such Subsidiary to originate such Residential Mortgage Loans, (D) no Short-Term Warehouse Debt is outstanding for more than 90 days from the date that the respective Residential Mortgage Loans are originated, (E) the aggregate investment of the Borrower and its Subsidiaries in the Residential Mortgage Loans that are being financed with the proceeds of Short-Term Warehouse Debt (including the Indebtedness of Green Tree Servicing LLC under the Existing Warehouse Loan Agreement, but excluding Non-Recourse Short Term Warehouse Debt) permitted by this clause (xiii) shall not exceed $30,000,000 at any one time (net of the related Short-Term Warehouse Debt), and (F) prior to the incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying as to compliance with the requirements of preceding sub-clauses (A), (B), (C), (D) and (E) and containing the calculations (in reasonable detail) required to establish compliance with preceding sub-clauses (B) and (E);
(xiv) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist pursuant to earn-out arrangements upon the achievement of certain future performance goals of the respective Acquired Entity or Business in connection with Permitted Acquisitions, so long as any such obligations are those of the Person making the respective Permitted Acquisition and are not guaranteed by any other Person except as permitted by Section 6.04(vi);
(xv) Indebtedness of the Credit Parties in respect of the Second Lien Credit Agreement in an aggregate principal amount of up to $265,000,000 at any time outstanding, less the aggregate amount of any principal payments made thereon after the Closing Date (other than in connection with a refinancing or replacement thereof permitted hereunder and under the Intercreditor Agreement), and any Permitted Refinancing thereof;
(xvi) Indebtedness of Foreign Subsidiaries; provided that the aggregate amount of obligations guaranteed pursuant to clause (z) of Section 6.04(vi) plus the aggregate amount of Indebtedness incurred pursuant to this clause (xvi) shall not exceed $10,000,000 at any one time;

(xvii) Indebtedness of any Subsidiary of the Borrower that is a general partner of a SerVertis Fund solely as a result of such Subsidiary being a general partner of a SerVertis Fund but only so long as such Subsidiary is in compliance with Section 6.13(d);
(xviii) Non-Recourse Securitization Debt; and
(xix) so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness incurred by the Borrower and its Subsidiaries (other than a Non-Recourse Entity or the Fannie Mae Servicer Entity) in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding.
Section 6.05. Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or permit to exist any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase, hold or acquire any Equity Interest, bonds, notes, debentures, evidence of indebtedness or other securities of, or acquire any assets constituting all or substantially all of the assets of or assets constituting all or substantially all of the assets of a business, division or product line of, or make or permit to exist any investment or any other interest in, any Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:
(i) the Borrower and its Subsidiaries may acquire and hold accounts or notes receivables owing to any of them, if created or acquired in the ordinary course of business;
(ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;
(iii) the Borrower and its Subsidiaries may consummate the Acquisition and the other Transactions;
(iv) the Borrower and its Subsidiaries may acquire and own REO Property and other investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(v) the Borrower and its Subsidiaries may make loans and advances to their officers and employees in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $3,500,000 at any time outstanding;
(vi) the Borrower and its Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of Qualified Equity Interests of the Borrower (so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such obligations);

(vii) the Borrower and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 6.04(iii);
(viii) (A) the Borrower and the Subsidiary Guarantors may make intercompany loans and advances between or among one another, (B) any Subsidiary of the Borrower which is not a Credit Party may make intercompany loans and advances to the Borrower or a Subsidiary Guarantor and (C) any Foreign Subsidiary may make intercompany loans and advances to any Wholly-Owned Foreign Subsidiary (such intercompany loans and advances referred to in preceding clauses (A) through (C), collectively, the “Intercompany Loans”), provided that (v) each Intercompany Loan made by a Credit Party shall be evidenced by an Intercompany Note, (w) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Pledge Agreement, (x) each Intercompany Loan made by any Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the Intercompany Subordination Agreement, (y) any Intercompany Loans made to any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Subsidiary Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be and (z) any loans and advances made to the Fannie Mae Servicer Entity shall not exceed that amount necessary for the Fannie Mae Servicer Entity to maintain a minimum capital amount in compliance with any minimum net worth test (or similar minimum capital requirements) required by Fannie Mae or any other Governmental Authority (if any);
(ix) (A) the Borrower and any Subsidiary Guarantor may make capital contributions to, or acquire Equity Interests of, any Subsidiary Guarantor which is a Wholly-Owned Domestic Subsidiary, (B) any Wholly-Owned Foreign Subsidiary may make capital contributions to, or acquire Equity Interests of, any other Wholly-Owned Foreign Subsidiary, and may capitalize or forgive any Indebtedness owed to it by a Wholly-Owned Foreign Subsidiary and (C) the Borrower and any Subsidiary may make capital contributions to, or acquire Equity Interests of, any (1) Wholly-Owned Foreign Subsidiary or (2) any SerVertis Fund; provided that (x) the aggregate amount of Investments made after the Closing Date pursuant to (I) the preceding subclause (C)(1) shall not exceed $10,000,000 and (II) the preceding subclause (C)(2) shall not exceed $10,000,000 plus any theretofore unused or unapplied portion of any Equity Issuance Amount allocated for Investment in SerVertis Funds pursuant to Section 2.13(f) at any time (net of any portion of such Investment (but not in excess of the amount of the Investment originally made) which has been returned to the Borrower or a Subsidiary Guarantor), (y) any Investment made in or to any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (ix) shall cease to be permitted hereunder if such Subsidiary Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, and (z) any cash equity Investment made in or to the Fannie Mae Servicer Entity shall not exceed that amount necessary for the Fannie Mae Servicer Entity to maintain a minimum capital amount in compliance with any minimum net worth test (or similar minimum capital requirements) required by Fannie Mae or any other Governmental Authority (if any);

(x) the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 6.05);
(xi) Contingent Obligations permitted by Section 6.04, to the extent constituting Investments;
(xii) the Borrower and any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor may make Permitted Acquisitions; provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto, (B) calculations are made by the Borrower with respect to the financial covenants contained in Section 6.08 and 6.09 for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period (assuming, for purposes of pro forma compliance with Section 6.09, that the maximum Total Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the ratio actually provided for in such Section at such time), (C) after giving effect to such Permitted Acquisition, there must be at least $22,500,000 of unused and available Revolving Credit Commitments, (D) in the case of any Permitted Acquisition with respect to which the aggregate consideration (including any Indebtedness that is assumed by the Borrower or any Subsidiary following such Permitted Acquisition and any payments following such Permitted Acquisition pursuant to earn-out provisions or similar obligations) to be incurred is expected to be $10,000,000 or more, the Borrower shall have (x) given to the Administrative Agent at least three Business Days’ prior written notice of such Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and (y) delivered to the Administrative Agent a certificate executed by an Authorized Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (A) through (C), inclusive, and containing the calculations (in reasonable detail) required to establish compliance with preceding clause (B) and (E) the Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 5.12 and 6.14;

(xiii) the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 6.02(iv);
(xiv) the Borrower and its Subsidiaries may in the ordinary course of business make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Subsidiary;
(xv) Sellers may make Subordinated Seller Advance Loans to a Non-Recourse Servicer Advance Debt Entity so long as (i) each such Subordinated Seller Advance Loan shall be evidenced by a Subordinated Seller Advance Note which shall be pledged to the Collateral Agent pursuant to the Pledge Agreement and (ii) the aggregate principal amount of each such Subordinated Seller Advance Loan shall not exceed 30% of the aggregate purchase price for the respective Transferred Receivables then being purchased by such Non Recourse Servicer Advance Debt Entity;
(xvi) the Borrower and its Subsidiaries may make Residential Mortgage Loans to, and hold Residential Mortgage Loans of, their respective customers so long as the proceeds used to make such Residential Mortgage Loans are incurred from proceeds of Short-Term Warehouse Debt permitted to be incurred pursuant to this Agreement or such Residential Mortgage Loans are financed solely with existing Non-Recourse Securitization Debt and constitute Securitization Vehicle Assets or such Residential Mortgage Loans are originated in connection with the sale of REO Property;
(xvii) the Borrower and its Subsidiaries may fund Delinquency Advances and Protective Advances in the ordinary course of business to the extent required by, and in accordance with, any Servicing Agreements;
(xviii) Green Tree SerVertis Acquisition LLC or a similarly structured Subsidiary of the Borrower may assign all of its right, title and interest in Residential Mortgage Loans simultaneously with the purchase of such Residential Mortgage Loans permitted by Section 6.02(xvii) to either (x) a trust or other securitization entity or a similarly structured entity created on behalf of the SerVertis Funds or a similarly structured entity, or (y) any Affiliate of the SerVertis Funds or a similarly structured entity (other than the Borrower or any of its Subsidiaries), including without limitation, SerVertis REO LLC;
(xix) the Borrower and its Subsidiaries may make additional Investments in an aggregate amount not to exceed at any time outstanding (determined without regard to any write-downs or write-offs of such Investments) the Available Amount at such time (as determined immediately before giving effect to the making of such Investment) so long as (A) no Default or Event of Default then exists or would result therefrom, (B) the Total Leverage Ratio at the time of such Investment, determined on a Pro Forma Basis, is no greater than the ratio required to be complied with under Section 6.09 for the respective Calculation Period so that no Default or Event of Default will exist and (C) prior to the making of such Investment, the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying compliance with preceding sub-clauses (A)and (B) and containing the calculations (in reasonable detail) required to establish compliance with preceding sub-clause (B);

(xx) any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor may acquire Servicing Rights in the ordinary course of business; provided that if such acquisition is financed, in whole or in part, with the proceeds of any Indebtedness other than MSR Loans then (A) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed acquisition or immediately after giving effect thereto, (B) calculations are made by the Borrower with respect to the financial covenants contained in Section 6.08 and 6.09 for the respective Calculation Period on a Pro Forma Basis as if the respective acquisition (as well as all other acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period (assuming, for purposes of pro forma compliance with Section 6.09, that the maximum Total Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the ratio actually provided for in such Section at such time) and (C) after giving effect to such acquisition, there must be at least $22,500,000 of unused and available Revolving Credit Commitments;
(xxi) any Wholly-Owned Subsidiary of the Borrower which is not a Subsidiary Guarantor may make Permitted Foreign Acquisitions; provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Foreign Acquisition or immediately after giving effect thereto, (B) calculations are made by the Borrower with respect to the financial covenants contained in Section 6.08 and 6.09 for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Foreign Acquisition (as well as all other Permitted Foreign Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period (assuming, for purposes of pro forma compliance with Section 6.09, that the maximum Total Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the ratio actually provided for in such Section at such time), (C) after giving effect to such Permitted Foreign Acquisition, there must be at least $22,500,000 of unused and available Revolving Credit Commitments and (D) the aggregate consideration (including any Indebtedness that is assumed following such Permitted Foreign Acquisition and any payments following such Permitted Foreign Acquisition pursuant to earn-out provisions or similar obligations) for all Permitted Foreign Acquisitions during the term of this Agreement shall not exceed $10,000,000;

(xxii) in addition to Investments permitted by clauses (i) through (xxi) of this Section 6.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person (other than a Non-Recourse Entity) in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xxii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $50,000,000;
(xxiii) Investments by the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 6.05; and
(xxiv) the Borrower and its Subsidiaries may acquire Residential Mortgage Loans that were Securitization Vehicle Assets pursuant to the exercise of clean-up calls in the ordinary course of business.
Section 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate (other than the Borrower or any Wholly-Owned Subsidiary), other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
(i) Dividends may be paid to the extent provided in Section 6.03;
(ii) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Section 6.02, 6.04 and 6.05 (other than Section 6.05(ix)(C)(2));
(iii) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries; and
(iv) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business.
Section 6.07. Capital Expenditures. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) during the period from the Closing Date through and including December 31, 2011, the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $7,500,000, and (ii) during any fiscal year of the Borrower thereafter (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $15,000,000 in any such fiscal year of the Borrower; provided that (x) up to 100% of any such amount referred to in clauses (i) and (ii) above, if not expended in the period for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year referred to in clause (ii) (but not any fiscal year of the Borrower thereafter) and (y) Capital Expenditures made pursuant to this Section 6.07 during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above without giving effect to this proviso and, second, in respect of the amounts carried over from the prior fiscal period pursuant to clause (x).

(b) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures in an aggregate amount not to exceed at any time outstanding the Available Amount at such time (as determined immediately before giving effect to the making of such Capital Expenditure) (which Capital Expenditures will not be included in any determination under Section 6.07(a)) so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) the Total Leverage Ratio at the time of such Capital Expenditure, determined on a Pro Forma Basis, is no greater than the ratio required to be complied with under Section 6.09 for the respective Calculation Period so that no Default or Event of Default will exist.
(c) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 6.07(a) or (b)) with the amount of Net Sale Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale, but only to the extent that such Net Sale Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 2.13(c).
(d) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 6.07(a) or (b)) with the amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event, but only to the extent that such Net Cash Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 2.13(e).
(e) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 6.07(a) or (b)) constituting Permitted Acquisitions or Permitted Foreign Acquisitions effected in accordance with the requirements of Section 6.05.
Section 6.08. Interest Expense Coverage Ratio. The Borrower will not permit the Interest Expense Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Borrower set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Ratio
September 30, 2011	2.25:1.00
December 31, 2011	2.25:1.00
March 31, 2012	2.25:1.00
June 30, 2012	2.25:1.00
September 30, 2012	2.25:1.00
December 31, 2012	2.25:1.00
March 31, 2013	2.50:1.00
June 30, 2013	2.50:1.00
September 30, 2013	2.50:1.00
December 31, 2013	2.50:1.00
March 31, 2014	2.50:1.00
June 30, 2014	2.50:1.00
September 30, 2014 and the last day of each fiscal quarter of the Borrower thereafter	2.75:1.00

Any provision of this Agreement that requires the Borrower to be in compliance or compliance on a Pro Forma Basis with this Section 6.08 prior to the time that this covenant is otherwise applicable shall be deemed to require that the Interest Expense Coverage Ratio for the applicable period not be less than 2.25:1.00.
Section 6.09. Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as determined on the last day of any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
September 30, 2011	4.50:1.00
December 31, 2011	4.50:1.00
March 31, 2012	4.50:1.00
June 30, 2012	4.50:1.00
September 30, 2012	4.25:1.00
December 31, 2012	4.25:1.00
March 31, 2013	4.00:1.00
June 30, 2013	4.00:1.00
September 30, 2013	3.75:1.00
December 31, 2013	3.75:1.00
March 31, 2014	3.50:1.00
June 30, 2014	3.50:1.00
September 30, 2014	3.25:1.00
December 31, 2014	3.25:1.00
March 31, 2015 and the last day of each fiscal quarter of the Borrower thereafter	3.00:1.00
Any provision of this Agreement that requires the Borrower to be in compliance or compliance on a Pro Forma Basis with this Section 6.09 prior to the time that this covenant is otherwise applicable shall be deemed to require that the Total Leverage Ratio not be greater than 4.50:1.00.

Section 6.10. Modifications of Certain Agreements. The Borrower will not, and will not permit any of its Subsidiaries to:
(i) amend, modify, change or waive any term or provision of any MSR Document, any Non-Recourse Servicer Advance Document or any Short-Term Warehouse Document, unless any such amendment, modification, change or waiver could not reasonably be expected to be adverse to the interests of the Lenders in any material respect or be more restrictive in any material respect on the Borrower or any of its Subsidiaries (without regard to pricing, advance rates, maturity, fees or other economic terms of such document); or
(ii) amend, modify, change or waive any term or provision of any Second Lien Credit Document (except in connection with any Permitted Refinancing thereof) unless such amendment, modification, change or waiver is permitted by the Intercreditor Agreement.
Section 6.11. Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) agreements which (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 6.11) are listed on Schedule 6.11 and (y) to the extent agreements permitted by preceding sub-clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clause (a), (b) or (c) that are contained in such existing agreement, (iv) agreements that are binding on a Subsidiary of the Borrower at the time such Subsidiary is acquired by the Borrower or any of its Subsidiaries, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (vi) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vii) restrictions on the transfer of any asset or any Subsidiary pending the close of the sale of such asset or such Subsidiary, (viii) restrictions on the transfer of any asset subject to a Lien permitted by Section 6.01(iii), (vi), (vii), (xv), (xvi), (xviii), (xix), (xx), (xxvi) and (xxvii) and (ix) the Second Lien Credit Agreement and the Second Lien Credit Documents.

Section 6.12. Limitation on Issuance of Equity Interests. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity (other than (x) in the case of the Borrower, Preferred Equity that constitutes Qualified Equity Interests and (y) in the case of any such Subsidiary, Preferred Equity issued to the Borrower or a Subsidiary Guarantor) or (ii) any redeemable common stock or other redeemable common Equity Interests other than (x) in the case of the Borrower, common Qualified Equity Interests and (y) in the case of any such Subsidiary, common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of such Subsidiary.
(b) The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law and for other nominal share issuances and to Persons other than the Borrower and its Subsidiaries to the extent required under applicable law and (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement.
Section 6.13. Business; Etc. (a) The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Closing Date and reasonable extensions and developments thereof and businesses reasonably similar, ancillary or complimentary thereto. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower will not, and will not permit any of its Subsidiaries to, acquire (whether pursuant to a Permitted Acquisition, a Permitted Foreign Acquisition or otherwise) any Residential Mortgage Loans or otherwise engage in the business of acquiring such loans unless (x) pursuant to a transaction permitted under Section 6.05(xvi), 6.05(xviii) or 6.05(xxiv) or (y) the acquisition of such loans is in the ordinary course of business and incidental to the Borrower or any of its Subsidiaries servicing Securitization Vehicle Assets or other similar servicing arrangements. Nothing in this Section 6.13(a) shall restrict the Borrower and its Subsidiaries (i) from providing services to any SerVertis Fund or any other third party that engages in the business of originating, acquiring or owning Residential Mortgage Loans, including establishing a platform for facilitating any such business, (ii) from otherwise facilitating the conduct of any such business by a SerVertis Fund or any such third party or (iii) from making any investment otherwise permitted hereunder in connection with activities not prohibited by the preceding sentence.
(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, no Non-Recourse Entity will engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of (A) in the case of a Non-Recourse Servicer Advance Debt Entity, the Transferred Assets purchased by it, and (B) in the case of a Non-Recourse Warehouse Debt Entity, the Residential Mortgage Loans originated by such Non-Recourse Warehouse Debt Entity, and (ii) those liabilities which it is responsible for under the Non-Recourse Servicer Advance Documents or Short-Term Warehouse Documents to which it is a party, as the case may be, provided that a Non-Recourse Entity may engage in those activities that are incidental to (x) the entry into, and performance of the obligations under, the Non-Recourse Servicer Advance Documents and Short-Term Warehouse Documents to which it is a party, (y) the maintenance of its existence in compliance with applicable law and (z) legal, tax and accounting matters in connection with any of the foregoing activities, including nonconsensual obligations imposed by operation of law.

(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Fannie Mae Servicer Entity will not engage in any business or own any significant assets or have any material liabilities other than (i) ownership of those assets in connection with, and performing servicing and sub-servicing functions for, Residential Mortgage Loans owned or controlled by Fannie Mae, (ii) its incurrence of Fannie Mae Loans, and (iii) those liabilities which it is responsible for under the Credit Documents, the Second Lien Credit Documents and the Fannie Mae Documents to which it is a party and in connection with performing the foregoing servicing and sub-servicing functions for such Residential Mortgage Loans, provided that the Fannie Mae Servicer Entity may engage in those activities that are incidental to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities, including nonconsensual obligations imposed by operation of law.
(d) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower shall not be a general partner in any SerVertis Fund and any Subsidiary of the Borrower that is a general partner in any SerVertis Fund will not engage in any business or own any significant assets other than ownership of the Equity Interests in the SerVertis Funds, provided that such Subsidiary may engage in those activities that are incidental to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.
Section 6.14. Limitation on Creation of Subsidiaries. (a) The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary, provided that the Borrower and its Wholly-Owned Subsidiaries (other than Non-Recourse Entities and the Fannie Mae Servicer Entity) shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (ii) each such new Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary) executes a counterpart of the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement, (iii) each such new Wholly-Owned Domestic Subsidiary (other than any Non-Recourse Entity or Securitization Vehicle) executes a counterpart of the Intercompany Subordination Agreement and (iv) each such new Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary), to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 5.12. In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 4.02 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Closing Date, in each case to the extent requested by the Administrative Agent; provided further that Non-Wholly Owned Subsidiaries may be established, created or acquired in accordance with the requirements of Section 6.14(b).

(b) In addition to Subsidiaries of the Borrower created pursuant to preceding clause (a), the Borrower and its Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Subsidiaries after the Closing Date as a result of Permitted Acquisitions or Permitted Foreign Acquisitions (subject to the limitations contained in the definitions thereof) and Investments expressly permitted to be made pursuant to Section 6.05, provided that all of the capital stock or other Equity Interests of each such Non-Wholly Owned Subsidiary shall be pledged by any Credit Party which owns same as, and to the extent, required by the Pledge Agreement.
Section 6.15. Prepayments of Other Indebtedness. So long as any Term Loans remain outstanding, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, voluntarily or optionally prepay, repurchase, redeem or otherwise optionally or voluntarily satisfy or defease, whether in cash, property, securities or a combination thereof, or otherwise acquire for consideration (including as a result of any asset sale, change of control or similar event or any purchase or assignment pursuant to any provision similar to Section 9.04(l) hereunder), or set apart any sum for the aforesaid purposes, any Indebtedness outstanding under the Second Lien Credit Agreement, except pursuant to a Permitted Refinancing thereof.
ARTICLE 7
Events of Default
Section 7.01. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):
(a) Payments. (i) Default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise or (ii) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in clause (i)) due under any Credit Document, when and as the same shall become due and payable, and in the case of this clause (ii) such default shall continue unremedied for a period of three Business Days; or
(b) Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any report, certificate, financial statement or other instrument delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made or delivered; or

(c) Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.01(g)(i), 5.04 (with respect to the existence of the Borrower or any material Subsidiary Guarantor), 5.11, 5.18 or Article 6, or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Section 7.01(a) and 7.01(b)) and such default shall continue unremedied for a period of 30 days after the earlier of (x) written notice thereof to the Borrower by the Administrative Agent or the Required Lenders and (y) knowledge thereof by the Borrower or any Authorized Officer of the Borrower; or
(d) Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries (other than a Securitization Vehicle) shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined (x) in the case of the Second Lien Credit Agreement, after giving effect to any cure or grace period provided therein and (y) in all other cases, without regard to whether any notice is required and without regard to the passage of time), any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 7.01(d) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $20,000,000; or
(e) Bankruptcy, etc. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of the Borrower or any Subsidiary (other than a Securitization Vehicle), or of a substantial part of the property or assets of the Borrower or a Subsidiary (other than a Securitization Vehicle), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than a Securitization Vehicle) or for a substantial part of the property or assets of the Borrower or a Subsidiary (other than a Securitization Vehicle) or (z) the winding-up or liquidation of the Borrower or any Subsidiary (other than a Securitization Vehicle); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) the Borrower or any Subsidiary (other than a Securitization Vehicle) shall (t) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (u) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (i) above, (v) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any such Subsidiary or for a substantial part of the property or assets of the Borrower or any such Subsidiary, (w) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (x) make a general assignment for the benefit of creditors, (y) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (z) take any action for the purpose of effecting any of the foregoing; or

(f) ERISA. An ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(g) Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than, in the aggregate, immaterial portions of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 6.01), and subject to no other Liens (except as permitted by Section 6.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document or the Borrower or any other Credit Party shall assert that any security interest purported to be created by any Security Document is not a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby; or
(h) Guaranties. Any Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or
(i) Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower (other than any Securitization Vehicle) involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $20,000,000; or
(j) Intercreditor Agreement. The Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Indebtedness under the Second Lien Credit Agreement; or
(k) Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and upon the written request of the Required Lenders shall, by written notice to the Borrower, take any or all of the following actions (provided that, if an Event of Default specified in Section 7.01(e) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and Fees in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party, anything contained herein or in any other Credit Document to the contrary notwithstanding; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 7.01(e) with respect to the Borrower, it will pay) to the Collateral Agent cash or Cash Equivalents, to be held as security by the Collateral Agent as contemplated in Section 2.22(j); (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (vi) enforce the Subsidiaries Guaranty; and (vii) apply any cash collateral held by the Administrative Agent pursuant to Section 2.22 or Section 2.23 to the repayment of the Obligations.
ARTICLE 8
The Administrative Agent and the Collateral Agent
Each Lender and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article 8, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. Without limiting the generality of the foregoing, the Lenders hereby specifically authorize the Agents to enter into one or more Servicing Rights Acknowledgement Agreements in connection with the Agents’ security interest, for the benefit of the Secured Creditors, in those Servicing Rights relating to Residential Mortgage Loans owned or held by the respective owner of the Residential

Mortgage Loans to which such Servicing Rights relate (in each case to the extent required to do so by such owner). Each of the Lenders and the Issuing Bank acknowledges and agrees that the Agents shall also act, subject to and in accordance with the terms of the Intercreditor Agreement, as the collateral agent for the lenders under the Second Lien Credit Agreement. Each Lender and the Issuing Bank further acknowledges that it has received a copy of the Intercreditor Agreement, authorizes the Agents to enter into the same, and agrees to be bound by its terms. Each of the Lenders and the Issuing Bank hereby agrees that Credit Suisse AG, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. Each Lender and the Issuing Bank hereby (i) acknowledges that Credit Suisse AG is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent, the Collateral Agent and the administrative agent and the collateral agent pursuant to the Second Lien Credit Documents and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Credit Suisse AG or any of its Related Parties any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.
The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
Neither Agent shall have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Credit Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.
Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank, in which case such resigning Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Bank with respect to any Letters of Credit issued by it prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Credit Document, any related agreement or any document furnished hereunder or thereunder.
Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.
The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 6.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 9.08) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Article 9.

Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Lead Arrangers and the Joint Bookrunners, the Syndication Agent and each of the Co-Documentation Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Credit Document; it being understood and agreed that each of the Lead Arrangers and the Joint Bookrunners, the Syndication Agent and each of the Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Credit Documents. Without limitation of the foregoing, none of the Lead Arrangers, the Joint Bookrunners, the Syndication Agent or the Co-Documentation Agents in their respective capacities as such shall, by reason of this Agreement or any other Credit Document, have any fiduciary relationship in respect of any Lender, Credit Party or any other Person.
ARTICLE 9
Miscellaneous
Section 9.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:
(a) if to the Borrower, to Walter Investment Management Corp., Attention of: Kimberly Perez, 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607, Fax Number 813-281-5635, Email: kperez@walterinvestment.com;
(b) if to the Administrative Agent, to Credit Suisse AG, Attention of: Sean Portrait, Eleven Madison Avenue, New York, NY 10010, Fax Number 212-322-2291, Email: agency.loanops@credit-suisse.com; and
(c) if to a Lender, to it at its address (including email address or facsimile number) set forth on Schedule 1.01(b) or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile transmission (except that, if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Article 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.22, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents and (2) notification of changes in the terms of the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.
Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Agents, the Lenders and the Issuing Bank and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
Section 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower (failure to provide or delay in providing such notice shall not invalidate such assignment) and the Administrative Agent and, in the case of any assigment of a Revolving Credit Commitment, the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) in the case of an assignment of a Revolving Credit Commitment, the Borrower and each Issuing Bank must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided, that the consent of the Borrower (1) shall not be required to any such assignment made (x) to another Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or a Related Fund of a Revolving Credit Lender, (y) in connection with the initial syndication of the Credit Facilities or (z) after the occurrence and during the continuance of any Event of Default and (2) shall be deemed to have been given if the Borrower has not responded with seven Business Days of a request for such consent), (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 in the case of Term Loans and in an integral multiple of $500,000 and not less than $2,500,000 in the case of Revolving Credit Commitments (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable forms described in Section 2.20(e). Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.01, the Intercreditor Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees to be bound by the terms of the Intercreditor Agreement; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower and each Issuing Bank to such assignment and any applicable forms described in Section 2.20(e), the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
(f) Each Lender may without the consent of the Borrower, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(e) (it being understood that the documentation required under Section 2.20(e) shall be delivered to the participating Lender)) to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.02) or all or substantially all of the Collateral). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender (including any such assignment or pledge in support of obligations owed to a Federal Reserve Bank); provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.
(k) In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, any Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then such Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.
(l) So long as no Default or Event of Default has occurred or is continuing or would result therefrom, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower on a non-pro rata basis through (and solely through) Dutch Auctions open to all Lenders, subject to the following limitations and other provisions:
(i) the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower may offer to purchase or take assignment of shall not exceed 10% of the aggregate principal amount of Term Loans made on the Closing Date;
(ii) the Borrower will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings or conference calls attended solely by the Lenders and the Administrative Agent;

(iii) no proceeds of any Revolving Loans may be used to directly or indirectly fund any such purchase or assignment;
(iv) any Term Loans purchased by the Borrower shall be automatically and permanently cancelled immediately upon acquisition by the Borrower;
(v) notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”) any noncash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by the Borrower shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA;
(vi) the cancellation of Term Loans in connection with a Dutch Auction shall not constitute a voluntary or mandatory prepayment for purposes of Section 2.12 or Section 2.13, but the face amount of Term Loans cancelled as provided for in clause (iv) above shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the Term Loans;
(vii) the Borrower shall represent and warrant as of the date of any such purchase and assignment that neither the Borrower nor any of its officers has any material non-public information with respect to the Borrower or any of its Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to the Borrower;
(viii) after giving effect to any purchase or assignment of Term Loans pursuant to this Section 9.04(l), the sum of (x) the excess of the Revolving Credit Commitments over the Aggregate Revolving Credit Exposure as of such date and (y) the aggregate amount of all Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date shall not be less than $15,000,000; and
(ix) at the time of the consummation of each purchase and assignment of Term Loans pursuant to this Section 9.04(l), the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer as to compliance with the preceding clauses (iii), (vii) and (viii).

Section 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lead Arranger and each Related Party of any of the foregoing Persons in connection with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of this Agreement and the other Credit Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lender or any of their respective Related Parties (and whether or not reasonable) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents or in connection with the Loans made or Letters of Credit issued hereunder or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings, including the fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement, protection, refinancing or restructuring, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lender or any of their respective Related Parties.
(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lead Arranger, each Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities, obligations, fines and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of or by reason of (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Credit Party or any of their respective Affiliates) or (iv) the actual or alleged presence of or exposure to Hazardous Materials in the indoor or outdoor air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, Release or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder), or any Environmental Claim threatened or asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lead Arranger under paragraph (a) or (b) of this Section (including, without limitation, as a result of entering into of one or more Servicing Rights Acknowledgement Agreements and one or more “control agreements” pursuant to the Security Agreement), each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lead Arranger, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lead Arranger in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).
(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, incidental or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e) All amounts due under this Section 9.05 shall be payable on written demand therefor.
Section 9.06. Right of Setoff. (a) If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Credit Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Credit Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (B) IS FOR THE SOLE BENEFIT OF THE LENDERS AND SHALL NOT AFFORD ANY RIGHT TO, OR CONSTITUTE A DEFENSE AVAILABLE TO, ANY CREDIT PARTY.
Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER CREDIT DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY SUCH OTHER CREDIT DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
Section 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrower or any other Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or any date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.02) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank hereunder or under any other Credit Document without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Bank.
(c) Notwithstanding the foregoing, (x) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and Revolving Credit Exposure and the accrued interest and fees in respect thereof, (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (iii) to permit any such additional credit facilities which are term facilities to share ratably with the Term Loans in the application of prepayments and to permit any such credit facilities which are revolving credit facilities to share ratably with the any revolving credit facility hereunder in the application of prepayments and (y) this Agreement may be amended with the written consent of the Required Lenders, the Extending Lenders (as defined below), the Administrative Agent and the Borrower to extend maturity of the Revolving Credit Commitments with respect to one or more Lenders (each such Lender, an “Extending Lender”).

(d) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”) with a replacement term loan or loans hereunder (the “Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the weighted average Applicable Margin for such Replacement Term Loans shall not be higher than the weighted average Applicable Margin for such Refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Refinanced Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Refinanced Term Loans in effect immediately prior to such refinancing.
(e) In addition, notwithstanding the foregoing, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days after notice thereof.
Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10. Entire Agreement. This Agreement, the Fee Letters referred to in the Commitment Letter and the other Credit Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents. Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks, the Lead Arrangers and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.
Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other form of electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York state or federal court may be brought in any other court of competent jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Credit Documents against the Borrower or its properties in the courts of any jurisdiction.
(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, and to numbering, administration and settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Credit Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16 to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Credit Documents (it being agreed that any such actual or prospective assignee or participant shall be deemed to have entered into such an agreement if such assignee or participant “clicks through” or takes other affirmative action to electronically acknowledge its agreement to any electronic notification containing provisions substantially the same as those in this Section 9.16 in accordance with the standard syndication processes of the Person disclosing such Information or customary market standards for dissemination of such type of information) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.
Section 9.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.
Section 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WALTER INVESTMENT MANAGEMENT CORP., as Borrower
By:	/s/ Denmar J. Dixon
	Name:	Denmar J. Dixon
	Title:	Vice Chairman and Executive Vice President
STATE OF NORTH CAROLINA
(COUNTY OF MECKLENBURG)
I, Peggy W. Matte, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY, that Denmar J. Dixon of Walter Investment Management Corp. (the “Company”), personally known to me to be the same person whose name is subscribed to the foregoing instrument appeared before me this day in person and acknowledged that he signed, executed and delivered the said instrument as his own free and voluntary act and as the free and voluntary act of said Company, for the uses and purposes therein set forth being duly authorized so to do.
GIVEN under my hand and Notarial Seal this 29th day of June, 2011.
[Seal]

/s/ Peggy W. Matte Signature of notary public
MY COMMISSION EXPIRES JULY 15, 2013

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent, Collateral Agent and Issuing Bank
By:	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Managing Director

By:	/s/ Rahul Parmar
	Name:	Rahul Parmar
	Title:	Associate

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ Michael Cavounis
	Name:	Michael Cavounis
	Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.
By:	/s/ Wissam B. Kairouz
	Name:	Wissam B. Kairouz
	Title:	Authorized Signatory

BANK OF AMERICA, N.A.
By:	/s/ William Soo
	Name:	William Soo
	Title:	Vice President